Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

MACKIE DESIGNS INC.

MACKIE DESIGNS UK PLC

as Borrowers

and

MACKIE DESIGNS MANUFACTURING, INC.

SIA SOFTWARE COMPANY, INC.

MACKIE INVESTMENT CO.

as Guarantors

and

CONGRESS FINANCIAL CORPORATION (FLORIDA),

as Agent

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

Dated: March 31, 2003

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

SECTION 2.	CREDIT FACILITIES
2.1	Loans
2.2	Letter of Credit Accommodations
2.3	Term Loans
2.4	Commitments

SECTION 3.	INTEREST AND FEES
3.1	Interest.
3.2	Fees
3.3	Changes in Laws and Increased Costs of Loans.

SECTION 4.	CONDITIONS PRECEDENT
4.1	Conditions Precedent to Initial Loans and Letter of Credit Accommodations
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST
5.1	Grant of Security Interest
5.2	Special Provisions Regarding Collateral
5.3	Perfection of Security Interests

SECTION 6.	COLLECTION AND ADMINISTRATION
6.1	Borrowers’ Loan Accounts
6.2	Statements
6.3	Collection of Accounts
6.4	Payments
6.5	Taxes
6.6	Authorization to Make Loans
6.7	Use of Proceeds
6.8	Illegality
6.9	[Intentionally Deleted]
6.10	Appointment of Agent for Requesting Loans and Receipts of Loans and Statements
6.11	Pro Rata Treatment
6.12	Sharing of Payments, Etc.
6.13	Settlement Procedures
6.14	Obligations Several; Independent Nature of Lenders’ Rights

i

SECTION 7.	COLLATERAL REPORTING AND COVENANTS
7.1	Collateral Reporting
7.2	Accounts Covenants
7.3	Inventory Covenants
7.4	Equipment and Real Property Covenants
7.5	Power of Attorney
7.6	Right to Cure
7.7	Access to Premises

SECTION 8.	REPRESENTATIONS AND WARRANTIES
8.1	Corporate Existence, Power and Authority
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations
8.3	Financial Statements; No Material Adverse Change
8.4	Priority of Liens; Title to Properties
8.5	Tax Returns
8.6	Litigation
8.7	Compliance with Other Agreements and Applicable Laws
8.8	Environmental Compliance
8.9	Employee Benefits
8.10	Bank Accounts
8.11	Intellectual Property
8.12	Subsidiaries; Affiliates; Capitalization; Solvency
8.13	Labor Disputes
8.14	Restrictions on Subsidiaries
8.15	Material Contracts
8.16	Payable Practices
8.17	Acquisition of Purchased Stock
8.18	Accuracy and Completeness of Information
8.19	Survival of Warranties; Cumulative

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS
9.1	Maintenance of Existence
9.2	New Collateral Locations
9.3	Compliance with Laws, Regulations, Etc.
9.4	Payment of Taxes and Claims
9.5	Insurance
9.6	Financial Statements and Other Information
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.
9.8	Encumbrances
9.9	Indebtedness
9.10	Loans, Investments, Etc.
9.11	Dividends and Redemptions

9.12	Transactions with Affiliates
9.13	Compliance with ERISA.
9.14	End of Fiscal Years; Fiscal Quarters
9.15	Change in Business
9.16	Limitation of Restrictions Affecting Subsidiaries
9.17	EBITDA
9.18	Capital Expenditures
9.19	Excess Availability
9.20	License Agreements.
9.21	After Acquired Real Property
9.22	New Subsidiaries
9.23	Bills of Lading and Other Documents of Title
9.24	Dissolution of Certain Subsidiaries
9.25	Italian Affiliated Accounts Payable
9.26	Costs and Expenses
9.27	Further Assurances

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES
10.1	Events of Default
10.2	Remedies

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver
11.2	Waiver of Notices
11.3	Amendments and Waivers.
11.4	Waiver of Counterclaims
11.5	Indemnification
11.6	Currency Indemnity

SECTION 12.	THE AGENT
12.1	Appointment, Powers and Immunities
12.2	Reliance by Agent
12.3	Events of Default
12.4	Congress in its Individual Capacity
12.5	Indemnification
12.6	Non-Reliance on Agent and Other Lenders
12.7	Failure to Act
12.8	Additional Loans
12.9	Concerning the Collateral and the Related Financing Agreements
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders

12.11	Collateral Matters
12.12	Agency for Perfection
12.13	Successor Agent

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS
13.1	Term
13.2	Interpretative Provisions
13.3	Notices
13.4	Partial Invalidity
13.5	Successors
13.6	Assignments; Participations.
13.7	Entire Agreement
13.8	Counterparts, Etc
13.9	Confidentiality
13.10	Liability of UK Borrower

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Schedule 1.98	Permitted Holders

Schedule 8.14	Restrictions on Subsidiaries

i

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated March 31, 2003 is entered into by and among Mackie Designs Inc., a Washington corporation (“US Borrower”), Mackie Designs UK Plc, a company incorporated under the laws of England and Wales with registration number 02506901 (“UK Borrower” and, together with US Borrower, each individually a “Borrower” and collectively, “Borrowers), Mackie Designs Manufacturing, Inc., a Washington corporation (“Mackie Manufacturing”), SIA Software Company, Inc., a New York corporation (“SIA”), Mackie Investment Co., a Washington corporation (“Mackie Investment”, and together with Mackie Manufacturing and SIA, each individually a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”) and Congress Financial Corporation (Florida) , a Florida corporation, in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1                                 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2                                 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans.  The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3                                 “Adjusted Raw Material Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory consisting of raw materials at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent after the date hereof in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of such Inventory subject to such appraisal.

1.4                                 “Administrative Borrower” shall mean Mackie Designs Inc., a Washington corporation in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.10 hereof and it successors and assigns in such capacity.

1.5                                 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds fifteen (15%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds fifteen (15%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds fifteen (15%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6                                 “Agent” shall mean Congress Financial Corporation (Florida), a Florida corporation,  in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.7                                 “Agent Payment Account” shall mean account no. 5000000030334 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8                                 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.6 hereof.

1.9                                 “Belgian Guaranty” shall mean the letter (undated) from US Borrower and Mackie Designs (Belgium) BVBA (“Mackie Belgium”) in favor of KBC Bank N.V. with respect to the outstanding obligations of Sydec NV (as predecessor-in-interest to Mackie Belgium) to KBC Bank N.V.

1.10                           “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.11                           “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Mackie Designs Inc., a Washington corporation; and (b) Mackie Designs UK Plc, a company incorporated under the laws of England and Wales with registration number 02506901; each sometimes being referred to herein individually as a “Borrower”.

1.12                           “Borrowing Base” shall mean, at any time:

(i)  as to UK Borrower, the amount equal to:

(a)  the lesser of:

(i)  the amount equal to one hundred (100%) percent of the US Dollar Equivalent of the Net Amount of the Accounts of UK Borrower, or

(ii)  the Revolving Loan Limit for UK Borrower,

minus

(b) Reserves attributable to UK Borrower (but solely to the extent that Reserves attributable to UK Borrower are not deducted from the Borrowing Base of US Borrower); and

(ii)  as to US Borrower, the amount equal to:

(a)  the lesser of:

(i)  the amount equal to (A) seventy-five (75%) percent of the US Dollar Equivalent of the Net Amount of the Eligible Accounts of US Borrower, plus (B) the lesser of (1) the Inventory Loan Limit or (2) the sum of (x) the lesser of (a) sixty-five (65%) percent multiplied by the US Dollar Equivalent of the Value of the Eligible Inventory consisting of finished goods of US Borrower or (b) eighty-five (85%) percent of the Net Recovery Percentage of the Inventory consisting of finished goods of US Borrower multiplied by the US Dollar Equivalent of the Value of the Eligible Inventory consisting of finished goods of US Borrower and (y) the Raw Material Availability, or

(ii)  the Revolving Loan Limit for US Borrower,

minus

(b)  Reserves attributable to US Borrower plus Reserves attributable to UK Borrower (but solely to the extent that Reserves attributable to UK Borrower are not deducted from the Borrowing Base of UK Borrower).

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations.  In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.  The Reserves attributable to UK Borrower shall be deducted first, from the Borrowing Base of US Borrower until such time (if any) as the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding to US Borrower exceeds the Borrowing Base of US Borrower and second, to the Borrowing Base of UK Borrower.

1.13                           “Business Day” shall mean (a) in connection with any Loans or Letter of Credit Accommodations made or provided to US Borrower, or as such term is used herein except as otherwise provided in clause (b) of this definition, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, and (b) in connection with any Loans or Letter of Credit Accommodations made or provided to UK Borrower, or other matters related exclusively to UK Borrower, any day (i) other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the United Kingdom and (ii) or which Agent’s New York office and Barclays Bank plc in London, England is open for the transaction of business; provided, that, in any case (whether under clause (a) and (b) of this definition or otherwise),  if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.14                           “Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

1.15                           “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.16                           “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.17                           “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof or England or Wales or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America, England or Wales is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System or a bank incorporated under the laws of England or Wales in any case, having combined capital and surplus and undivided profits of not less than US Dollar Equivalent of US$500,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by an entity (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia, England or Wales and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than US Dollar Equivalent of US$500,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America, England or Wales or, in each case, issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, England or Wales, in each case, maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.18                           “Change of Control” shall mean, other than as permitted in Section 9.7 hereof, (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of US Borrower or the Board of Directors of US Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of US Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of US Borrower, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of US Borrower then still in office, unless the new directors have been appointed by a Permitted Holder; (e) the failure of Parent to own and control, directly or indirectly, more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of US Borrower; or (f) the failure of Sun Capital Partners II, L.P. and/or its Affiliates to collectively own and control, directly or indirectly, more than fifty (50%) percent of the Voting Power of the total outstanding Voting Stock of either of Parent or US Borrower.

1.19                           “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.20                           “Collateral” shall have the meaning set forth in Section 5 hereof.

1.21                           “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located

(including, without limitation, a Customs Broker), pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto.

1.22                           “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signature pages hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.23                           “Congress” shall mean Congress Financial Corporation (Florida), a Florida corporation, in its individual capacity, and its successors and assigns.

1.24                           “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary (other than a Borrower or Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded.  For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.25                           “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.26                           “Currency Exchange Overadvance” shall have the meaning set forth in Section 2.1(d).

1.27                           “Currency Exchange Convention” shall mean, in the calculation of the US Dollar Equivalent, a procedure used by Agent or a Lender to value in US Dollars (i) the obligations or assets of any Borrower or Obligor that are originally measured in Sterling, Euros or any other currency and (ii) any other amount expressed in Sterling, Euros or any other currency, other than US Dollars, in each case by using the spot price for the purchase of US Dollars with Sterling, Euros, or such other currency, as the case may be, provided to Agent or such Lender by the Reference Bank for the immediately preceding Business Day.

1.28                           “Customs Broker” means each of Expeditors International of Washington, Inc., Eagle Global Logistics, Kamino, Panalpina, Inc., United Parcel Service, Federal Express and any other person selected by Administrative Borrower after written notice by Administrative Borrower to Agent who is reasonably acceptable to Agent to perform port of entry services to process Inventory imported by US Borrower from outside the United States of America and to supply facilities, labor and materials to US Borrower in connection therewith, provided, that, as to each such person (a) Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

1.29                           “Debenture” shall mean the Debenture, dated on or about the date hereof, by UK Borrower in favor of Agent, for itself and as agent for the other Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.30                           “Default” shall mean an act, condition or event which with notice or passage of time (including applicable grace periods, if any, expressly set forth in Section 10.1) or both would constitute an Event of Default.

1.31                           “Defaulting Lender” shall have the meaning set forth in Section 6.13 hereof.

1.32                           “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, each Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will (unless otherwise directed by Agent) wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

1.33                           “Dutch Warehouse” shall mean the warehouse located at Midderweg 37, Harbour number M267, Moerdijk, 4782 PM, The Netherlands.

1.34                           “EAW Fire Proceeding” shall mean any present or future action, suit, proceeding or claim against any Borrower or Guarantor relating to the fire in or around the premises of Eastern Acoustic Works, Inc. that occurred in 1996.

1.35                           “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, deferred compensation and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) management fees paid or accrued during such period in accordance with Section 9.12(b)(ii) (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.36                           “Eligible Accounts” shall mean Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below.  In general, Accounts shall be Eligible Accounts if:

(a)               such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)              such Accounts are not unpaid more than sixty (60) days after the original due date thereof or more than one hundred twenty (120) days after the date of the original invoice for them;

(c)               such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)              such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)               as to such Accounts of US Borrower, the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada or, solely in the case of Australian Audio Supplies, in Australia (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada or Australia in accordance with the applicable laws of the Province of Canada or Australia in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada or the applicable laws of Australia) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada or Australia, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in US Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)                 (i) as to such Accounts of UK Borrower, the chief executive office of the account debtor with respect to such Accounts is located in the United Kingdom or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in an the United Kingdom, then if either: (x) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in US Dollars (or payable in such other country and such other currency as Agent may determine in its sole discretion), sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (y) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (z) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(g)              such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(h)              the account debtor with respect to such Accounts has not asserted a counterclaim, defense, dispute or any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(i)                  there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder beyond the terms set forth in clause (b) above (other than reductions in the amount payable thereon as a result of the right to return defective goods in the ordinary course of business);

(j)                  such Accounts of US Borrower are subject to the first priority, valid and perfected security interest of Agent and such Accounts of UK Borrower are subject to a first priority fixed charge in favor of Agent pursuant to the Debenture, and in all cases any goods giving rise to all such Accounts are not, and were not at the time of the sale thereof, subject to any claim, lien, security interest, or charge except those permitted in this Agreement;

(k)               neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(l)                  the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(m)            there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could be reasonably expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization administration, receivership or similar proceeding);

(n)              such Accounts are not evidenced by or arising under any instrument or chattel paper;

(o)              such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date thereof or more than one hundred twenty (120) days from the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p)              the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q)              such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(r)                 such Accounts are owed by account debtors deemed creditworthy at all times by Agent (as determined in good faith); and

(s)               the aggregate amount of such Accounts owing by a single account debtor do not constitute (i) in the case of all account debtors (excluding Guitar Center), more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts and (ii) in the case of Guitar Center, more than twenty five (25%) percent of the aggregate amount of all otherwise Eligible Accounts (but in each case the portion thereof not in excess of such percentage may be deemed Eligible Accounts).

1.37                           “Eligible Inventory” shall mean, Inventory of US Borrower located in the United States of America consisting of finished goods held for sale in the ordinary course of the business of such Borrower and raw materials for such finished goods and Inventory of US Borrower located at the Dutch Warehouse consisting of finished goods held for sale in the ordinary course of business of US Borrower, in each case which are acceptable to Agent based on the criteria set forth below.  In general, Eligible Inventory shall not include (a) work-in-process; (b) spare parts for equipment; (c) packaging and shipping materials, material review board, or components which are not (or will not be) part of finished goods; (d) demonstration or loaner Inventory, or supplies used or consumed in US Borrower’s business; (e) Inventory at premises other than those owned and controlled by US Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by US Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by US Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by US Borrower to the owner and lessor thereof as Agent shall determine, and (ii) as to locations owned and operated by a third person, if

Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by US Borrower to the owner and operator thereof as Agent shall determine, and in addition, if required by Agent, if Agent shall have received: (A) UCC financing statements (or the equivalent) between the owner and operator, as consignee or bailee and US Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (g) bill and hold goods, or unserviceable or obsolete Inventory; (h) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (i) returned Inventory (unless such returned Inventory is new, first-quality merchandise that is held for resale in the ordinary course of business), or damaged and/or defective Inventory; (j) Inventory purchased or sold on consignment; (k) Inventory located at the Dutch Warehouse that is not listed in the most recent report delivered by US Borrower to Agent pursuant to Section 7.1(a)(iii)(D); (l) Inventory located outside the United States of America or outside of the Dutch Warehouse, except Inventory which would otherwise be Eligible Inventory located outside the United States of America or outside of the Dutch Warehouse which is in transit to either the premises of a Customs Broker in the United States or the premises of US Borrower in the United States set forth on Schedule 8.2 to the Information Certificate (as supplemented by new locations established in accordance with Section 9.2), as the case may be, which are either owned and controlled by US Borrower or leased by US Borrower, provided, that, (i) Agent has a first priority perfected security interest in and lien upon, and (commencing on the date that is sixty (60) days from the date of this Agreement) Agent or its bailee has control and possession of, all originals of documents of title with respect to such Inventory, (ii) Agent has received (A) commencing on the date that is sixty (60) days from the date of this Agreement, a Collateral Access Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory, (B) a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner acceptable to Agent and (C) upon the request of Agent, a copy of the invoice and manifest with respect thereto or similar documents, and (iii) such Inventory is not subject to any Letter of Credit Accommodations; and (m) commencing on the date that is thirty (30) days after the date of this Agreement, Inventory which is subject to a license granted to US Borrower by Apogee Electronics Corporation unless on or prior to such date Agent shall have received an agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Apogee Electronics Corporation and US Borrower. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from US Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.38                           “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.39                           “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to occupational health or safety, (b)  relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.40                           “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.41                           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time, together with all rules and regulations thereunder or related thereto.

1.42                           “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.43                           “ERISA Event” shall mean the occurrence of any of the following: (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the Pension Benefit Guaranty Corporation notice requirement has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or Guarantor or any of its or their respective Subsidiaries could be reasonably expected to have liability in excess of the US Dollar Equivalent of US$250,000; (f) a complete or partial withdrawal by any Borrower or Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization which could be reasonably expected to result in liability to Borrowers or Guarantors in excess of the US Dollar Equivalent of US $250,000; (g) the filing of a notice of intent to terminate a Plan (other than a Multiemployer Plan), the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; or (h) the appointment by the Pension Benefit Guaranty Corporation of a trustee to administer any Plan.

1.44                           “Euro” shall mean the single currency of those member states of the European Union participating in the European economic and monetary union, and which from time to time adopt a single, shared currency, pursuant to the Treaty on European Union, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

1.45                           “Euro Equivalent” shall mean at any time (a) as to any amount denominated in Euros, the amount thereof and (b) as to any amount denominated in US Dollars or any other currency, the equivalent amount in Euros calculated by Agent at such time using the Currency Exchange Convention in effect on the Business Day of determination.

1.46                           “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Administrative Borrower on behalf of such Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

1.47                           “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.48                           “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.49                           “Excess Availability” shall mean, as to each Borrower, the US Dollar Equivalent of the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base of such Borrower and (ii) the Revolving Loan Limit of such Borrower (in each case under clauses (i) and (ii) after giving effect to any Reserves attributable to such Borrower other than Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose outstanding Letter of Credit Accommodations for the account of such Borrower, the then aggregate outstanding principal amount of the Term Loans or the Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrower) plus (ii) the amount of Reserves then established in respect of Letter of Credit Accommodations for the account of such Borrower.

1.50                           “Excess Closing Availability” shall mean, as to each Borrower, the US Dollar Equivalent of the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of:  (i) the Borrowing Base of such Borrower and (ii) the Revolving Loan Limit of such Borrower (in each case under clauses (i) and (ii) after giving effect to any Reserves attributable to such Borrower other than Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose outstanding Letter of Credit Accommodations for the account of such Borrower, the then aggregate outstanding principal amount of the Term Loans or the Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrower) plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations for the account of such Borrower, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables owing to Affiliates of such Borrower and trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables owing to Affiliates of such Borrower and trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent; provided, that, for purposes of computing the past due trade payables of such Borrower owing to Amoisonic under clause (iii) above, the amount of such trade payables which are outstanding more than sixty (60) days past due as of such time shall be reduced by the unpaid Accounts of such Borrower which are due and owing by Amoisonic as of such time.

1.51                           “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.52                           “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement or the amount of assets in any one currency are to be determined in another currency under this Agreement.

1.53                           “Expiration Date” shall have the meaning set forth in Section 13.1 hereof.

1.54                           “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.55                           “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement.

1.56                           “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, (a) for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof and (b) if GAAP is used with respect to a Person that is not incorporated or formed under the laws of the United States of America or a political subdivision thereof, then GAAP shall mean the accounting principles, concepts and policies generally adopted and accepted in the jurisdiction of incorporation of such Person as in effect from time to time.

1.57                           “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.58                           “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns):  (a) Mackie Designs Manufacturing, Inc., a Washington corporation, (b) SIA Software Company, Inc., a New York corporation, and (c) Mackie Investment Co., a Washington corporation; each sometimes being referred to herein individually as a “Guarantor”.

1.59                           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.60                           “HIG” shall mean H.I.G. Sun Partners, Inc., a Cayman Islands corporation.

1.61                           “HIG Subordination Agreement” shall mean the Subordination Agreement, dated of even date herewith, by and between Agent and HIG, as acknowledged by US Borrower and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.62                           “Inactive Domestic Subsidiaries” shall mean, collectively, Blackstone Technologies, Inc., a Massachusetts corporation, and Mackie Industrial Inc., a New Jersey corporation.

1.63                           “Indebtedness” shall mean, with respect to any Person, any liability of such Person, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (excluding an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days (or in the case of accounts payable owing to Amoisonic, one hundred twenty (120) days) past the due date, unless the trade payable is being contested in good faith); provided, that, for purposes of computing the amount of accounts payable of any Person owing to Amoisonic under this clause (b), the amount of such accounts payable at any time shall be reduced by the unpaid Accounts of such Person which are due and owing by Amoisonic at such time; (c) representing all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) representing any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) representing all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person (excluding redemption or repurchase obligations that may be triggered solely at the option of such Person); (f) representing all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) representing all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) representing all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) representing all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

1.64                           “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.65                           “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.66                           “Intercreditor Agreement” shall mean the Intercreditor and Subordination Agreement, dated as of even date herewith, by and among Agent, Lenders and U.S. Bank National Association, as acknowledged by US Borrower and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.67                           “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

1.68                           “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.69                           “Interest Rate” shall mean,

(a)               Subject to clause (b) of this definition below:

(i)                           as to Prime Rate Loans that are Revolving Loans, a rate equal to three-quarters of one (.75%) percent per annum in excess of the Prime Rate,

(ii)                        as to Eurodollar Rate Loans that are Revolving Loans, a rate equal to three and one-half (3.50%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of a Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor), and

(iii)                     as to Term Loans, a rate equal to one (1.00%) percent per annum in excess of the Prime Rate.

(b)              Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the per annum rates set forth above plus (in each case) two (2%) percent, at

Agent’s option, upon prior notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent in good faith and (ii) on the Revolving Loans to each Borrower at any time outstanding in excess of the Borrowing Base of such Borrower or the Revolving Loan Limit of such Borrower (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).  Upon the request of a Borrower, Agent will promptly notify such Borrower in writing if the Interest Rate specified in this clause (b) is in effect.

1.70                           “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.71                           “Inventory Loan Limit” shall mean at any time, the amount equal to the US Dollar Equivalent of US$16,000,000.

1.72                           “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Agent may require.

1.73                           “Italian Affiliated Accounts Payable” shall mean the accounts payable of US Borrower owing to Mackie Designs (Italty) S.p.A., without giving effect to any setoff, deduction or counterclaim.

1.74                           “Junior Loan Agreement” shall mean the Second Amended and Restated Subordinated Credit Agreement] dated on or about the date hereof, by and among U.S. Bank National Association, US Borrower, Mackie Manufacturing, Mackie Investment and SIA, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.75                           “Junior Loan Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the

Junior Loan Agreement; and (b) all agreements, documents and instruments at any time executed and/or delivered in connection with the Junior Loan Agreement.

1.76                           “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.77                           “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties (a) which are from time to time either issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.78                           “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.79                           “Loan Limit” shall mean, as to each Borrower, at any time, the amount equal to the Maximum Credit minus the then outstanding principal amount of the Loans and the Letter of Credit Accommodations provided to the other Borrower.

1.80                           “Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

1.81                           “Mackie UK Reserve” shall mean, at any time, the difference between (a) an amount equal to one hundred (100%) percent of the US Dollar Equivalent of the Net Amount of the Accounts of UK Borrower at such time and (b) an amount equal to seventy-five (75%) percent of the Net Amount of the Eligible Accounts of UK Borrower at such time.

1.82                           “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of any Borrower or of Borrowers and Guarantors (taken as a whole); (b) the legality, validity or enforceability of any material provision this Agreement or any material provision of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon any Collateral having an aggregate value in excess of the US Dollar Equivalent of US$375,000; (d) any Collateral having an aggregate value in excess of the US Dollar Equivalent of US$375,000; (e) the ability of Borrowers and Guarantors (taken as a whole) to repay the Obligations or of any Borrower or Guarantor to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon any Collateral having an aggregate value in excess of the US Dollar Equivalent of US$375,000 or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements; provided, that, any monetary judgment or liability in connection with the EAW

Fire Proceeding and the payment thereof that does not constitute an Event of Default under Section 10.1(q) shall not (in and of itself) be deemed to have a Material Adverse Effect.

1.83                           “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.84                           “Maximum Credit” shall mean the amount of US Dollar Equivalent of US$28,500,000.

1.85                           “Monthly Adjustment Percentage” shall mean the product of (a) the fraction, expressed as a percentage, (i) the numerator is one and (ii) the denominator of which is the number of months (rounded to the nearest whole number) from the date on which Agent receives the Updated Inventory Appraisal to the date that is eighteen (18) months following the date of this Agreement, multiplied by (b) the difference (if positive) between (i) twenty-two (22%) percent and (ii) eighty-five (85%) percent of the Adjusted Raw Material Net Recovery Percentage.

1.86                           “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

1.87                           “Net Amount of Eligible Accounts” shall mean, as to any Borrower, the gross amount of the Eligible Accounts of such Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.88                           “Net Cash Proceeds” shall mean, with respect to any sale or other disposition of assets permitted under Section 9.7(b), the aggregate amount of cash received from time to time by a Borrower or Guarantor in connection with such sale or other disposition after deducting therefrom only (a) legal fees, finder’s fees and other similar fees and other commissions and (b) the amount of income taxes reasonably estimated to be actually payable by such Borrower or Guarantor (or the direct or indirect equity holders of such Borrower or Guarantor) in connection with or as a result of such sale or other disposition.

1.89                           “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.90                           “Net Recovery Percentage Adjustment Reserve” shall mean, effective as of the one month anniversary of the date of this Agreement, $100,000, as such amount shall be increased by $100,000 on each subsequent monthly anniversary date of this Agreement occurring prior to Agent’s receipt of the Updated Inventory Appraisal; provided, that, the Net Recovery Percentage Adjustment Reserve shall be reduced to zero upon the earlier to occur of (a) Agent’s receipt of the Updated Inventory Appraisal and (b) the date that is eighteen (18) months after the date hereof.

1.91                           “Obligations” shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.92                           “Obligor” shall mean any Guarantor.

1.93                           “Operating Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee, excluding any Capital Lease.

1.94                           “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.95                           “Parent” shall mean Sun Mackie, LLC, a Delaware limited liability company, and its successors and assigns.

1.96  “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.6 of this Agreement governing participations.

1.97                           “Past Due Affiliated Accounts Receivable” shall mean any accounts receivable of Borrowers and Guarantors owing by any Affiliates thereof (other than Borrowers and Guarantors) which are unpaid more than sixty (60) days after the original due date or more than ninety (90) days after the original invoice for them, without giving effect to any setoff, deduction or counterclaim.

1.98                           “Permitted Holders” shall mean the persons listed on Schedule 1.98 hereto and their respective successors and assigns (including officers, directors and employees of Borrowers and Guarantors that replace officers, directors and employees of Borrowers and Guarantors that held Capital Stock of US Borrower on the date hereof).

1.99                           “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.100                     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.101                     “Prime Rate” shall mean the rate from time to time publicly announced by the Reference Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.102                     “Prime Rate Loans” shall mean any loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

1.103                     “Priority Payables” shall mean, as to any Borrower at any time, (a) the full amount of the liabilities of such Borrower at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Accounts or Eligible Inventory of such Borrower under Federal, State, county, district, municipal or local law in the United Kingdom or The Netherlands or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes (including claims for debts due to the taxing authorities in The Netherlands, Inland Revenue or Customs and Excise), wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed, (b) the amount equal to sixty-five (65%) percent (in the case of finished goods) or fifty-five (55%) percent (in the case of raw materials) multiplied by the aggregate Value of the Eligible Inventory of such Borrower which Agent considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of the United Kingdom,

Italy or The Netherlands and (c) the amount equal to seventy-five (75%) percent of the Net Amount of Eligible Accounts of a Borrower which Agent considers is or may be subject to retention of title by a supplier of the Inventory giving rise to such Eligible Accounts, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Accounts of a Borrower arising from the sale of Inventory subject to a right of a supplier to repossess goods pursuant to any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Italy or The Netherlands.

1.104                     “Pro Rata Share” shall mean the fraction (expressed as a percentage) obtained by dividing (a) such Lender’s Commitment by (b) the aggregate Commitments of all Lenders; provided, that, if the Commitments have been terminated, the numerator of such fraction shall be the outstanding amount of such Lender’s Loans and interest in the Letter of Credit Accommodations and the denominator of such fraction shall be the aggregate amount of all outstanding Loans and Letter of Credit Accommodations, in each case as the same may be adjusted from time to time in accordance with the provisions of Section 13.6.

1.105                     “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.106                     “Purchase Agreements” shall mean, individually and collectively, the Stock Purchase Agreement, dated January 16, 2003 among Parent, US Borrower and Sellers, as amended by the First Amendment dated as of February 7, 2003, the Second Amendment dated as of February 13, 2003 and the Third Amendment dated as of February 21, 2003, together with bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the term “Purchase Agreements” as used herein shall not include any of the Financing Agreements.

1.107                     “Purchased Stock” shall mean all of the issued and outstanding shares of Capital Stock of US Borrower acquired by Parent pursuant to the Purchase Agreements.

1.108                     “Randolph” shall mean Randolph Street Partners V, an Illinois general partnership.

1.109                     “Randolph Subordination Agreement” shall mean the Subordination Agreement, dated of even date herewith, by and between Agent and Randolph, as acknowledged by US Borrower and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.110                     “Raw Material Availability” shall mean (a) at any time prior to October 1, 2005, the amount equal to twenty-two (22%) percent multiplied by the US Dollar Equivalent of the Value of the

Eligible Inventory of US Borrower consisting of raw materials; provided, that, the amount of Raw Material Availability under this clause (a) shall be reduced as of the first day of each month, commencing on the first day of the month following Agent’s receipt of the Updated Inventory Appraisal and ending on October 1, 2005, by an amount equal to the initial amount of Raw Material Availability multiplied by the Monthly Adjustment Percentage and (b) at any time on or after October 1, 2005, the amount equal to the lesser of (i) fifty-five (55%) percent multiplied by the US Dollar Equivalent of the Value of the Eligible Inventory of US Borrower consisting of raw materials or (ii) eighty-five (85%) percent of the Net Recovery Percentage of Inventory of US Borrower consisting of raw materials multiplied by the US Dollar Equivalent of the Value of Eligible Inventory of US Borrower consisting of raw materials.

1.111                     “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.112                     “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d)  letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, chooses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.113                     “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.114                     “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.115                     “Register” shall have the meaning set forth in Section 13.6 hereof.

1.116                     “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.117                     “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default or (e) to reflect the amount of the Priority Payables or (f) to reflect Agent’s estimate of the amount of any reserve necessary to reflect changes in applicable currency exchange rates or currency exchange markets or (g) to reflect the amount of liability (contingent or otherwise) incurred by Agent in respect of its agreement to guarantee or in effect guarantee any Indebtedness of Borrowers and Guarantors to any Affiliate of Congress which is permitted under Section 9.9(g) or (h) to reflect the Mackie UK Reserve or (i) to reflect the Term Loan Amortization Reserve or (j) to reflect the Net Recovery Percentage Adjustment Reserve or (k) to reflect the Currency Exchange Overadvance as provided in Section 2.1(d) or (l) to reflect amounts owing or to be owing to the Warehousemen, if Borrowers or Guarantors fail to pay when due any amounts owing to the Warehousemen.  Without limiting the generality of the foregoing, Reserves may be established to reflect that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than fifteen (15%) percent or to reflect that the orderly liquidation value of the Equipment as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the then outstanding principal amount of the Term Loans is greater than such percentage with respect to such appraised values as Agent used in establishing the original principal amount of the Term Loans multiplied by such appraised values.  To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.118                     “Revolving Loan Limit” shall mean, as to each Borrower, at any time, the amount equal to the US Dollar Equivalent of US$26,000,000 minus the then outstanding principal amount of the Revolving Loans and Letter of Credit Accommodations provided by Lenders to the other Borrower, as such amount may be amended from time to time with the prior written consent of Agent, Lenders and Administrative Borrower.

1.119                     “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.120                     “Sellers” shall mean, collectively, the following (and their respective successors and assigns): (a) Gregory Mackie, individually and as the sole trustee of certain trusts described in the Purchase Agreements, and (b) C. Marcus Sorenson and Judith B. Sorenson, as co-trustees of certain trusts described in the Purchase Agreements.

1.121                     “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.122                     “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.123                     “Specified Digital Inventory” shall mean digital mixers and digital accessories, as such terms are defined in the inventory appraisal of Great American delivered to Agent prior to the date of this Agreement.

1.124                     “Specified Foreign Subsidiaries” shall mean shall mean, collectively, Mackie Designs (France) S.A., Mackie Designs (Deutschland) GmbH and Mackie Designs (Netherlands) B.V.; each sometimes being referred to herein as a “‘Specified Foreign Subsidiary”.

1.125                     “Sterling” and “£” shall mean lawful currency of the United Kingdom.

1.126                     “Sterling Equivalent” shall mean at any time (a) as to any amount denominated in Sterling, the amount thereof and (b) as to any amount denominated in US Dollars or any other currency, the equivalent amount in Sterling calculated by Agent at such time using the Currency Exchange Convention in effect on the Business Day of determination.

1.127                     “Subordinated Lenders” shall mean, collectively, the Parent, Randolph and HIG and their respective successors and permitted assigns; each sometimes being referred to herein individually as a “Subordinated Lender”.

1.128                     “Subordinated Notes” shall mean, collectively, the separate Subordinated Promissory Notes, each dated on or about the date hereof, issued by US Borrower in favor of Subordinated Lenders in the original aggregate principal amount of US$4,000,000; each sometimes being referred to herein individually as a “Subordinated Note”.

1.129                     “Subordination Agreements” shall mean, collectively, the Sun Mackie Subordination Agreement, the HIG Subordination Agreement and the Randolph Subordination Agreement; each sometimes being referred to herein individually as a “Subordination Agreement”.

1.130                     “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.131                     “Sun Capital” shall mean Sun Capital Partners Management, LLC, a Delaware limited liability company, and its successors and assigns.

1.132                     “Sun Mackie Subordination Agreement” shall mean the Subordination Agreement, dated even date herewith, by and between Agent and Parent, as acknowledged by US Borrower and certain of its subsidiaries, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.133                     “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent or any Lender, (a) such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender’s or Agent’s net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction or political subdivision thereof and (b) all interest and penalties imposed on such Lender or Agent with respect to the taxes described in clause (a) above.

1.134                     “Term Loan Amortization Reserve” shall mean $250,000.

1.135                     “Term Loans” shall mean, collectively, the term loans made by or on behalf of Lenders to US Borrower as provided for in Section 2.3 hereof; sometimes being referred to herein individually as a “Term Loan”.

1.136                     “Triggering Date” shall mean the earlier of (a) the date that is one hundred twenty (120) days after the date of this Agreement or (b) the date upon which each of Mackie Designs (France) S.A. and Mackie Designs (Deutschland) GmbH shall have dissolved in accordance with Section 9.24.

1.137                     “UCC” shall mean the Uniform Commercial Code as in effect in the State of Florida, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Florida on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.138                     “Updated Inventory Appraisal” shall mean the first written appraisal of the Inventory received by Agent following the date hereof which is in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely.

1.139                     “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in Sterling, Euros or any other currency, the equivalent amount in US Dollars calculated by Agent (or by a Borrower or Guarantor with the consent of Agent) at such time using the Currency Exchange Convention in effect on the Business Day of determination.

1.140                     “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.141                     “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B)  write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.142                     “VAT” shall mean Value Added Tax imposed in the United Kingdom and any equivalent tax applicable in any European jurisdiction.

1.143                     “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.144                     “Warehousemen” shall mean Expeditors International of Washington, Inc.

SECTION 2.  CREDIT FACILITIES

2.1                                 Loans.

(a)               Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to a Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the amount outstanding at any time equal to the lesser of (i) the Borrowing Base of such Borrower at such time or (ii) the Revolving Loan Limit of such Borrower at such time.

(b)              Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to Administrative Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that: (i)  the number of days of the turnover of the Eligible Inventory for any period has adversely changed or (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any decrease attributable to a change in the nature, quality or mix of the Inventory.  The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith.  In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

(c)               Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit,  (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to each Borrower shall not exceed the lesser of the Revolving Loan Limit of such Borrower or the

Borrowing Base of such Borrower, (iii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to each Borrower shall not exceed the Loan Limit of such Borrower, (iv) the aggregate principal amount of the Revolving Loans and Letters of Credit Accommodations outstanding at any time to US Borrower based on the Eligible Inventory of US (whether or not covered by Letter of Credit Accommodations) shall not exceed the Inventory Sublimit, (v) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to US Borrower based on the Eligible Inventory of US Borrower consisting of in-transit Inventory (whether or not covered by Letter of Credit Accommodations) shall not exceed the US Dollar Equivalent of US$2,500,000 and (vi) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to US Borrower based on the Eligible Inventory of US Borrower consisting of Specified Digital Inventory shall not at any time exceed twenty-five (25%) percent of all Inventory of US Borrower consisting of finished goods at such time as such finished goods are reflected in the most recent inventory reports delivered to Agent pursuant to Section 7.1(a).

(d)              In the event that the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding to each Borrower exceed the Borrowing Base of such Borrower or the Revolving Loan Limit of such Borrower, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on the Eligible Inventory of US Borrower exceed the Inventory Loan Limit, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on the Eligible Inventory of US Borrower consisting of in-transit Inventory exceeds the sublimit set forth above, or the Loans and/or Letter of Credit Accommodations exceed any of the other sublimits set forth in Section 2.1(c) above, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.  Notwithstanding anything to the contrary contained in Section 2.1(c)(ii) above, if the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding to UK Borrower at any time shall exceed the Borrowing Base of UK Borrower as a result of a change in the rate of exchange between US Dollars and Pounds Sterling or Euros as determined by Agent in good faith (such excess to the extent resulting from such change being referred to as a “Currency Exchange Overadvance”), then at Agent’s election, either (i) UK Borrower shall not be required to repay Eurodollar Rate Loans to cure the Currency Exchange Overadvance until the last day of the Interest Period for such Eurodollar Rate Loans and Agent shall have the right to establish a Reserve against the Borrowing Base of US Borrower in an amount equal to the Currency Exchange Overadvance or (ii) UK Borrower shall be required to repay (and shall repay) Eurodollar Rate Loans to cure the Currency Exchange Overadvance upon the demand of Agent, and UK Borrower shall not be obligated to indemnify Agent and any Lender for any loss or expense which Agent or such Lender may incur or sustain as a result of the repayment by UK Borrower of Eurodollar Rate Loans prior to the last day of the Interest Period for such Eurodollar Rate Loans solely to the extent such repayment is required to cure the Currency Exchange Overadvance; provided, that, any Reserve established pursuant to clause (i) above with respect to any Currency Exchange Overadvance shall be reduced to zero upon the date on which such Currency Exchange Overadvance shall cease to exist.

2.2                                 Letter of Credit Accommodations.

(a)               Subject to and upon the terms and conditions contained herein, at the request of any Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations denominated in US Dollars for the account of such US Borrower containing terms and conditions acceptable to Agent, each Lender and the issuer thereof.  Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of any Borrower shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

(b)              In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to two and one-half (2.50%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the ratable benefit of Lenders such letter of credit fee, at a rate equal to four and one-half (4.50%) percent per annum on such daily outstanding balance for: (i)  the period from and after the date of termination  hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent in good faith.  Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c)               The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single draw or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d)              In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability of the Borrower requesting such Letter of Credit Accommodation, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer and Agent has been named as an additional insured and a loss payee under the marine cargo insurance policy in a manner acceptable to Agent, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory or such Marine Cargo Insurance is not acceptable to Agent, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto.  Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e)               Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender to or for the benefit of Borrowers in connection therewith shall not at any time exceed, in the aggregate, the US Dollar Equivalent of US$7,500,000.

(f)                 Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent.  Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.  Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)              In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers and Guarantors shall, at the request of Agent, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon the request of Agent, to Agent in their original form.  Borrowers and Guarantors shall also, at the request of Agent, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)              Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon the instructions of Agent and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor.  Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.  Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.  Agent shall have the sole and exclusive right and authority to, and Borrowers and Guarantors shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided that if no Event of Default has occurred and is continuing, Agent shall not exercise any of the following unless agreed to by or on behalf of any Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.  Agent may take such actions either in its own name or in any Borrower’s name or in any Guarantor’s name.

(i)                  Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders.  Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

(j)                  Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k)               Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise).  In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each such Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount.  The obligation of each such Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance.  If such amount is not made available by such Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by a Borrower in respect of Revolving Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3                                 Term Loans.

(a)               Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of the Term Loans to US Borrower in the original principal amount equal to the US Dollar Equivalent of US$2,500,000.

(b)              Each of the Term Loans is (i) evidenced by a Term Promissory Note in such original principal amount duly executed and delivered by US Borrower to Agent concurrently herewith; (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, such Term Promissory Note, and the other Financing Agreements and (iii) secured by the Collateral as provided in Section 5.1.  The principal amount of each of the Term Loans shall be repaid in sixty (60) consecutive monthly installments (or earlier as provided herein) payable on the first day of each month commencing July 1, 2003, of which the first fifty-nine (59) installments shall each be in the amount equal to one-fifty ninth of the original principal amount of such Term Loan and the last installment shall be in the amount of the entire unpaid balance of such Term Loan ; provided, that, the entire unpaid principal amount of each Term Loan and all accrued and unpaid interest thereon shall be due and payable on the effective date of termination or non-renewal of the Financing Agreements.

2.4                                 Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.  INTEREST AND FEES

3.1                                 Interest.

(a)               Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the applicable Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)              Each Term Loan shall at all times be a Prime Rate Loan.  Subject to the terms and conditions contained herein, a Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Revolving Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, each Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than six (6) Interest Periods for Eurodollar Rate Loans may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than US$2,500,000 or an integral multiple of US$1,000,000 in excess thereof, (v) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by any Borrower shall not exceed the amount equal to ninety (90%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent in good faith (but with no obligation of Agent or Lenders to make such Loans), and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by any Borrower.  Any request by or on behalf of any Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)               Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and the continuation of such Eurodollar Rate Loans would otherwise be permitted hereunder.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)              Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the first day of the month after any change in the Prime Rate is announced based on the Prime Rate, in effect on the last day of the month in which any such change occurs.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2                                 Fees.

(a)               Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Shares, monthly an unused line fee at a rate equal to three-eighths of one (3/8%) percent per annum calculated upon the amount by which  US$26,000,000 exceeds the US Dollar Equivalent of the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)              Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3                                 Changes in Laws and Increased Costs of Loans.

(a)               If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrowers and Guarantors shall from time to time upon demand by Agent, pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.

(b)              If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Prime Rate Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of such Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)               Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Prime Rate Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and

Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)              Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by a Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

SECTION 4.  CONDITIONS PRECEDENT

4.1                                 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a)               Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the existing lenders (if any) of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b)              all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or articles of organization of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or organization);

(c)               no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder (taking into consideration any rights of contribution such Borrower or Obligor may have) or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d)              Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

(e)               Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower located in the United States of America or the Netherlands and by processors and warehouses at which Collateral is located in the United States of America or the Netherlands;

(f)                 the aggregate Excess Closing Availability of Borrowers as determined by Agent, as of the date hereof, shall be not less than US Dollar Equivalent of US$3,500,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(g)              Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and each bank where such Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and Borrower (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify);

(h)              Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (other than the Collateral of UK Borrower and that Agent has valid, equitable assignments and first ranking fixed and floating charges upon the Collateral of UK Borrower, in each case subject only to liens expressly permitted hereunder;

(i)                  Agent shall have received and reviewed lien and judgement search results (to the extent liens are recorded and publicly available) for the jurisdiction of incorporation or organization of each Borrower and each Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

(j)                  Agent shall have received originals of the shares of the stock certificates, if any representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor and their respective Subsidiaries which are pledged to Agent under the Financing Agreements, in each case together with stock powers duly executed in blank with respect thereto;

(k)               Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(l)                  Agent shall have received evidence, in form and substance satisfactory to Agent, that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto, and the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to or contemporaneously with the execution of this Agreement;

(m)            Agent shall have received, in form and substance satisfactory to Agent, a pro-forma balance sheet of US Borrower and its Subsidiaries reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the acquisition of the Purchased Stock by Parent and the other transactions contemplated by the Purchase Agreements and (ii) the Loans and Letter of Credit Accommodations provided by Agent and Lenders to Borrowers on the date hereof and the use of the proceeds of the initial Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of US Borrower stating that such pro-forma balance sheet was prepared in good faith by US Borrower and based on assumptions that are reasonable in light of all facts and circumstances known to US Borrower at such time;

(n)              Agent and Lenders shall be satisfied that, immediately after giving effect to the transactions contemplated to occur under this Agreement and the Purchase Agreements on the date hereof, (i) US Borrower and its Subsidiaries are Solvent and (ii) Parent has good and marketable title to the Purchased Stock, free and clear of all liens except those permitted by Section 9.8 hereof;

(o)              with respect to all fees and expenses incurred by Sun Capital and its Affiliates (other than Borrowers) in connection with the transactions contemplated by the Financing Agreements and the Purchase Agreements that Borrowers desire to reimburse with the proceeds of the initial Loans, Agent and Lenders shall have received satisfactory evidence of such fees and expenses and shall be satisfied with the amount of such fees and expenses;

(p)              Agent shall have received satisfactory evidence of the receipt by US Borrower on or prior to the date hereof of an amount of not less than the US$10,000,000 in cash as an equity contribution and not less than US$4,000,000 in cash as a subordinated loan to US Borrower;

(q)              Agent shall have received, in form and substance satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by U.S. Bank National Association and acknowledged by US Borrower and certain of its subsidiaries;

(r)                 Agent shall have received, in form and substance satisfactory to Agent, (i) the HIG Subordination Agreement, duly authorized, executed and delivered by HIG and acknowledged by US Borrower and certain of its Subsidiaries, (ii) the Sun Mackie Subordination Agreement, duly authorized, executed and delivered by Parent and acknowledged by US Borrower and certain of its subsidiaries and (iii) the Randolph Subordination Agreement, duly authorized, executed and delivered by Randolph and acknowledged by US Borrower and certain of its subsidiaries;

(s)               Agent and its counsel shall have completed its due diligence review with respect to Borrowers and Guarantor, the results of which shall be satisfactory to Agent;

(t)                 Agent shall have received payment of all fees due and payable on the date hereof and reimbursement of all documented and invoiced costs and expenses incurred by Agent and Lenders in connection with this Agreement;

(u)              Agent shall have received a certified copy of each notice required to be dispatched pursuant to the Debenture and acknowledgments from all recipients of such notices as required by the Debenture or agreement by the relevant recipient of the form of acknowledgment to be given by it;

(v)              Agent shall have received a copy of the mandate for each Blocked Account in the United Kingdom duly completed (so far as possible) by UK Borrower and evidence satisfactory to Agent that such Blocked Accounts have been opened;

(w)            Agent shall have received appropriate Trade Marks Registry, Designs Registry and Patent office forms duly completed accompanied by all necessary fees to enable the recordation of the security interests created by the Debenture;

(x)                Agent shall have received all certificates of registration with respect to all Specified Intellectual Property (as defined in the Debenture);

(y)              Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements, the Purchase Agreements and such other matters as Agent may request; and

(z)                the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2                                 Conditions Precedent to All Loans and Letter of Credit Accommodations.  Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)               all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)              no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)               no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST

5.1                                 Grant of Security Interest. To secure payment and performance of all Obligations, US Borrower and each Guarantor hereby grants to Agent, for itself and the ratable benefit of Lenders, and to secure payment and performance of the Obligations of UK Borrower, UK Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, in each case a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Agent, for itself and the ratable benefit of Lenders, as security, all of the following property and interests in property of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”):

(a)               all Accounts;

(b)              all general intangibles, including, without limitation, all Intellectual Property;

(c)               all goods, including, without limitation, Inventory and Equipment;

(d)              all Real Property and fixtures;

(e)               all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)                 all instruments, including, without limitation, all promissory notes;

(g)              all documents;

(h)              all deposit accounts;

(i)                  all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)                  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)               all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)                  all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)            to the extent not otherwise described above, all Receivables;

(n)              all Records;

(o)              to the extent not described above, all personal and real property and fixtures and interests in property and fixtures; and

(p)              all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Each Borrower and Guarantor expressly authorizes the description of Collateral as set forth above.

5.2                               Special Provisions Regarding Collateral.

(a)               Notwithstanding anything to the contrary contained in this Section 5, (i) to secure the payment and performance of the Obligations of US Borrower and each Guarantor, the pledge by US Borrower or any Guarantor of shares of Capital Stock of any direct Subsidiary of such Borrower or Guarantor that is not incorporated or formed under the laws of the United States of America or a political subdivision thereof shall not exceed sixty-five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary, (ii) the grant of a security interest in the Collateral by UK Borrower in favor of Agent under laws of England and Wales is further evidenced by other Financing Agreements and (iii) the grant of a security interest in the Collateral by Borrowers in favor of Agent under the laws of the Netherlands is created pursuant to and further evidenced by other Financing Agreements.

(b)              Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral described in Section 5.1 shall not include any rights or interest in any contract, license or license agreement covering personal property of a Borrower or Guarantor, so long as under the terms of such contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, license or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Borrower or Guarantor in or to monies due or to become due under any such contract, license or license agreement (including any Receivables).

5.3                                 Perfection of Security Interests.

(a)               Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor; provided, that, (i) upon the sale or other disposition of specific items of Collateral in compliance with Section 9.7 hereof, Borrowers and Guarantors may file UCC partial releases solely with respect to such Collateral and (ii) upon the termination of this Agreement and payment and satisfaction of all of the Obligations and the delivery of cash collateral to the extent required by Section 13.1, Borrowers and Guarantors may file UCC termination statements with respect to all of the Collateral (excluding such cash collateral).  Upon the request and at the expense of Borrowers, Agent shall furnish Borrowers with copies of all financing statements filed by or on behalf of Agent naming Agent, as secured party, and a Borrower or Guarantor, as debtor.

(b)              Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, such Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation (Florida), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)               In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)              Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)               No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)                           In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities. Notwithstanding anything to the contrary contained in this Section 5.3(e)(i), to secure the payment and performance of the Obligations of US Borrower and each Guarantor, the pledge by US Borrower or any Guarantor of shares of Capital Stock of any direct Subsidiary of such Borrower or Guarantor that is not incorporated or formed under the laws of the United States of America or a political subdivision thereof shall not exceed sixty-five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary.

(ii)                        Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f)                 Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)              Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)              Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States, the United Kingdom and the Netherlands in transit to a location of a Borrower or a Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of a Customs Broker or the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such Customs Brokers or carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)                  Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(j)                  If UK Borrower acquires any right, title and interest in or to any Intellectual Property, it will give Agent prompt written notice of same.  Promptly upon the request of Agent, UK Borrower will create in favor of Agent a first ranking right of pledge or fixed charge, as the case may be, in any such Intellectual Property by executing such deeds and agreements and taking all such other action as Agent may reasonably require.

SECTION 6.  COLLECTION AND ADMINISTRATION

6.1                                 Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2                                 Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within forty-five (45) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3                                 Collection of Accounts.

(a)               Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral (including, without limitation, any tax refunds or similar payments) in the identical form in which such payments are made, whether by cash, check or other manner.  Borrowers shall deliver, or cause to be delivered to Agent a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.3 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Each  Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b)              For purposes of calculating the amount of the Revolving Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day(s) following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent.

(c)               Each Borrower and Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In the event that the Debenture in respect of any bank at which a Blocked Account is maintained by UK Borrower is not, at any time, effective or is not in full force and effect, Borrowers and Guarantors shall (unless otherwise directed by Agent and without prejudice to Agent’s or any Lender’s rights and remedies under the Financing Agreements), for so long as the Debenture is ineffective or not in full force and effect and ending on the date when all Obligations have been repaid or discharged in full and this Agreement terminated, collect as agent and trustee for Agent all Receivables which would otherwise have been payable into the Blocked Account and immediately pay (or procure the payment of) all amounts due in respect of those Receivables into the Agent Payment Account.  UK Borrower will not be entitled to close or vary the operation of the Blocked Accounts without the prior written consent of Agent or to withdraw moneys from the Blocked Account and shall take such steps as are necessary to ensure that the Blocked Account is at all times operated by the relevant bank so as to give effect to the arrangements set out in the Debenture and will at all times procure that the Blocked Account is subject to the Debenture.  In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds.  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, if Agent permits the funds in the Blocked Account of UK Borrower to be transferred to an operating account of UK Borrower, then UK Borrower shall promptly apply such funds in the following order of priority: (i) first, to pay obligations and other liabilities of UK Borrower which are then due and payable; (ii) second, to pay obligations and liabilities of UK Borrower owing to US Borrower, whether or not then due and payable; and (iii) third, to pay obligations and other liabilities owing to US Borrower by its foreign Subsidiaries, whether or not then due and payable.

6.4                                 Payments.

(a)               All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time.  Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines; provided, that, notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans made to any Borrower, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans made to any Borrower (it being understood that Agent will attempt to honor any written request received from any Borrower to not apply payments to any Eurodollar Rate Loans prior to the expiration of the Interest Period applicable thereto but Agent shall have no liability for its failure to do so), (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any

Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral, (iii) to the extent Agent or any Lender receives any payments or collections in respect of the Obligations in a currency other than US Dollars, Agent may, at its option (but is not obligated to), convert such other currency to US Dollars at the Exchange Rate on such date and in such market as Agent may select (regardless as to whether such rate is the best available rate) and the Borrower whose Obligations are thereby paid shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of such Borrower maintained by Agent) and (iv) subject to the last sentence of Section 6.3(c), all such payments by UK Borrower shall be applied to pay any Obligations of UK Borrower to Agent and Lenders before being applied to any other Obligations.  Payment and collections received in respect of the Obligations of any Borrower in any currency other than the currency in which any outstanding Obligations of such Borrower are denominated will be accepted and/or applied at the discretion of Agent.

(b)              At the option of Agent, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower.  Borrowers and Guarantors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5                                 Taxes.

(a)               Any and all payments by each Borrower and Guarantor to Agent or any Lender under this Agreement and any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, Borrowers shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of any Borrower for such amounts so paid).

(b)              Subject to the last sentence of Section 6.5(f), each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders for the full amount of Taxes or Other Taxes paid by Agent or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent or any Lender’s arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payment under this indemnification shall be made within ten (10) days after the date Agent or any Lender makes written demand therefor.  If Administrative Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Administrative Borrower’s request and at Borrowers’ expense, provide such documents to Administrative Borrower in form and substance satisfactory to Agent, as Administrative Borrower may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to such Borrower (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

(c)               If any Borrower or Guarantor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

(i)                           subject to the last sentence of Section 6.5(f) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                        such Borrower or Guarantor shall make such deductions and withholdings;

(iii)                     such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                    to the extent not paid to Agent and Lenders pursuant to Section 6.5(c)(i), such Borrower or Guarantor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary in its good faith determination to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)              Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent.

(e)               If any Borrower or Guarantor otherwise would be required to pay additional amounts to a Lender (or Agent on behalf of such Lender) pursuant to subsection (c) of this Section, then upon Borrower’s written request such Lender shall use reasonable efforts at Borrowers’ expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower or Guarantor which may thereafter accrue.

(f)                 In the event a Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States, such assignee of a Lender shall provide Administrative Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States withholding tax with respect to all payments to be made to such assignee hereunder and under any of the other Financing Agreements (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment).  Notwithstanding anything to the contrary contained in this Section 6.5, unless Administrative Borrower has received forms or other documents indicating that payments to such assignee hereunder or under any of the other Financing Agreements are not subject to United States of America withholding tax, US Borrower shall, in the case of payments to or for any assignee of Lender organized under the laws of a jurisdiction outside the United States (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty and (ii) pay such assignee such payment net of any taxes so withheld.  Such assignee will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by any Borrower or Guarantor pursuant to this Section 6.5; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.

(g)              If Agent or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent or such Lender has received an indemnification payment from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such permanent tax benefit.

(h)              Each Person that is a Lender as of the date of this Agreement represents and warrants to the Administrative Borrower that such Person is incorporated or organized under the laws of the United States or a state thereof.

6.6                                 Authorization to Make Loans.  Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received by Agent after 2:00 p.m. Miami, Florida time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7                                 Use of Proceeds.  Borrowers shall use the initial proceeds of the Loans provided by Agent to Borrowers hereunder only for: (a) payments to U.S. Bank National Association to repay a portion of the Indebtedness owing to it and to each of the other persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Purchase Agreements, this Agreement and the other Financing Agreements.  All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other corporate purposes of such Borrower not otherwise prohibited by the terms hereof; provided, that, notwithstanding anything to the contrary contained herein, the proceeds of the loans to UK Borrower shall only be used in the following order of priority: (i) first, to pay obligations and other liabilities of UK Borrower which are then due and payable; (ii) second, to pay obligations and other liabilities of UK Borrower owing to US Borrower, whether or not then due and payable; and (iii) third, to pay obligations and other liabilities owing to US Borrower by its foreign Subsidiaries, whether or not then due and payable.   None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8                                 Illegality.  In the event that any change in or introduction of or change in the interpretation or application of any law, regulation, treaty, or official directive or official request (whether or not having the force of law but, if not, being of a type with which Agent or any Lender is accustomed to comply) makes it unlawful (or contrary to such directive or request) in any jurisdiction applicable to Agent or such Lender for Agent or such Lender to make available or maintain the financing arrangements provided for herein (or any of them) or to give effect to its obligations under the Financing Agreements, Agent or such Lender may give seven (7) Business Days written notice to that effect to Administrative Borrower and upon such notice this Agreement shall terminate.  Agent or such Lender will use reasonable efforts (including reasonable efforts to change its lending office) to avoid the making or maintaining of such financing arrangements from being unlawful or  contrary to such directive or request; provided, that, such efforts shall not cause the imposition on Agent or such Lender of any additional costs or legal or regulatory burdens deemed by Agent or such Lender to be material.

6.9                                 [Intentionally Deleted]

6.10                           Appointment of Agent for Requesting Loans and Receipts of Loans and Statements.

(a)               Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)              Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.10.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of any Borrower, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)               Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)              Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

(e)               No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.11                           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or any other Financing Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations (including, without limitation, each payment on account of any fees) to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.12                           Sharing of Payments, Etc.

(a)               Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)              If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)               Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)              Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.13                           Settlement Procedures.

(a)               In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)              With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Miami, Florida time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Miami, Florida time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Miami, Florida time on the same Business Day and if received by a Lender after 12:00 p.m. Miami, Florida time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Miami, Florida time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)               To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to the disbursement by Agent of such Loan to Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)              If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at the option of Agent based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent and if such amounts are not paid within three (3) days of the demand of Agent, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Revolving Loans consisting of Prime Rate Loans, whichever Agent may elect.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”.  Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e)               Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.14                           Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

7.1                                 Collateral Reporting.

(a)               Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i)                           on a regular basis as required by Agent, schedules of sales made, credits issued and cash received;

(ii)                        as soon as possible after the end of each week (but in any event within no later than Wednesday of the immediately succeeding week), on a weekly basis or more frequently as Agent may request, (A) perpetual inventory reports and (B) a report of the Priority Payables of each Borrower;

(iii)                     as soon as possible after the end of each month (but in any event within no later than the fifteenth day of the immediately succeeding month), on a monthly basis or more frequently as Agent may request, (A) agings of accounts receivable, whether owing by Affiliates or otherwise (together with a reconciliation to the previous month’s aging and general ledger), (B) agings of accounts payable, whether owing to Affiliates or otherwise (and including information indicating the amounts owing to licensors of intellectual property, owners and lessors of leased premises, warehouses, processors, customs brokers and other third parties from time to time in possession or control of any Collateral), (C) summary equipment reports by location and category, (D) summary inventory reports by location and category (including a breakdown of digital inventory and analog inventory and including the amounts of Inventory and the value thereof, which reveals the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors, customs brokers or other third parties), (E) reports as to transfer pricing and trade payables among Borrowers and their respective Affiliates including a separate breakdown for in-transit Inventory;

(iv)                    upon Agent’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor;

(v)                       promptly upon any Borrower obtaining knowledge or notice thereof, (A) written notice that such Borrower may be unable to pay any wages, salaries, taxes, levies or other assessments owing by it when due to any Person in the Netherlands, (B) written notice that such Borrower has failed to pay any wages, salaries, taxes, levies or other assessments owing by it when due to any Person in the Netherlands, (C) copies of any notice of other correspondence from a Governmental Authority in the Netherlands that such Borrower has failed to pay any wages, salaries, taxes, levies or other assessments owing by it when due, (D) written notice that any Borrower or Guarantor has received a tax refund or similar payment in an amount in excess of $200,000 and (E) written notice that any Borrower or Guarantor has failed to pay when due any amounts in excess of the US Dollar Equivalent of $10,000 owing to the Warehousemen;

(vi)                    promptly upon the receipt by any Borrower or Guarantor of any invoice from the Warehouseman, a copy of such invoice;

(vii)                 promptly upon the payment by any Borrower or Guarantor of any amounts owing to the Warehousemen, evidence of such payment; and

(viii)              such other reports as to the Collateral as Agent shall request from time to time.

(b)              If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c)               All of the documents, reports and schedules provided by Borrowers to Agent hereunder for Receivables payable in any currency other than US Dollars and Inventory located outside the United States of America shall set forth the US Dollar Equivalent for the amount of the Receivables and Value of the Inventory included in any such documents, reports or schedules.

7.2                                 Accounts Covenants.

(a)               Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts in excess of the US Dollar Equivalent of US$150,000 as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)              With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and by general equitable principles.

(c)               Agent shall have the right, in Agent’s name (at any time or times during which an Event of Default shall exist or be continuing) or in the name of a nominee of Agent (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3                                 Inventory Covenants.  With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than three (3) times in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory (other than the return of defective Inventory in the ordinary course of business); (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval; (k) within sixty (60) days following the date hereof, Borrowers shall, at Lenders’ expense, deliver or cause to be delivered to Agent a written appraisal as to the Inventory consisting of raw materials in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lender and upon which Agent and Lenders are expressly permitted to rely; (l) each Borrower shall promptly notify Agent in writing if any supplier or other creditor of such Borrower imposes any retention of title provisions with respect to any supply arrangements with such Borrower; (m)

notwithstanding anything to the contrary contained in this Agreement or the other Financing Agreements, UK Borrower does not and will not maintain or store any of its Inventory in the Dutch Warehouse at any time; and (n) no Affiliate of US Borrower maintains or stores, or will maintain or store, any inventory in the Dutch Warehouse except that Mackie Designs (Italy) S.p.A. may maintain or store inventory consisting of finished goods in the Dutch Warehouse so long such inventory of Mackie Designs (Italy) S.p.A. is packaged in a manner that makes such inventory separately identifiable from the inventory of US Borrower.

7.4                                 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property; and (h) promptly upon Agent’s request, each Borrower shall furnish to Agent a list, in reasonable detail, of all Equipment owned by such Borrower.

7.5                                 Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of

Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities (or similar authorities) in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and each Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6                                 Right to Cure.  Agent may, at its option, upon prior notice to Administrative Borrower, (a) cure any material default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any material judgment entered against any Borrower or Guarantor, (c) discharge material taxes or discharge liens, security interests or other encumbrances (other than liens, security interests or encumbrances expressly permitted by Section 9.8 (excluding Sections 9.8(c) and (l)) unless an Event of Default exists) at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7                                 Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1                                 Corporate Existence, Power and Authority.  Each Borrower and Guarantor is a limited liability company or a corporation duly formed or organized and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified as a foreign limited liability company or foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower’s or Guarantor’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s powers as a limited liability company or corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s articles of organization, operating agreement, certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor.  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and

Guarantor enforceable in accordance with their respective terms , except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and by general equitable principles. Neither of the Inactive Domestic Subsidiaries owns (or will own) any material assets or conducts or engages (or will conduct or engage) in any business.

8.2                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)               The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  No Borrower or Guarantor has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except for the acquisition of the Purchased Stock or as set forth in the Information Certificate.

(b)              Each Borrower and Guarantor is an organization of the type and formed or organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor (excluding UK Borrower).

(c)               The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate or are in transit to one of the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below; provided, that, Borrowers and Guarantors shall have the right to send Equipment out for repair in the ordinary course of business and consistent with past practice so long as such Equipment is promptly returned upon the completion of such repair to a location set forth on Schedule 8.2 to the Information Certificate (as supplemented by new locations established in accordance with Sections 9.2).  The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3                                 Financial Statements; No Material Adverse Change.  All financial statements relating to any Borrower or Guarantor and the Purchased Stock which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal yearend adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor and the Purchased Stock as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor and the Purchased Stock furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.  The execution and delivery of the Purchase Agreements and the consummation of the transactions contemplated thereby do not and will not result in (a) any violation by any Borrower or Guarantor of any provisions of the Worker Adjustment and Retraining Notification Act (or any similar law) or (b) any liability to any Borrower or Guarantor under such Act (or similar law) or under any pension plan, benefits plan, severance plan or union contract.  The aggregate amount of Past Due Affiliated Accounts Receivables outstanding as of March 27, 2003 is the US Dollar Equivalent of US$196,206.  The aggregate amount of Italian Affiliated Accounts Payable outstanding as of March 27, 2003 is the US Dollar Equivalent of US$8,200,000.

8.4                                 Priority of Liens; Title to Properties.  The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof; provided, that, solely for purposes of this sentence, the term “Collateral” shall not be deemed to include the property described in clause (o) of Section 5.1 that is not described in any other clause of Section 5.1 (the “Specified Collateral”) or any products or proceeds of any of the Specified Collateral in any form. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5                                 Tax Returns.  Except as set forth on Schedule 8.5 to the Information Certificate, each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books and (b) taxes for which a valid extension to file the applicable tax returns have been granted.  Adequate provision has been made for the payment of all material accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                                 Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business, or the Purchased Stock and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against the Purchased Stock, any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7                                 Compliance with Other Agreements and Applicable Laws.

(a)               Borrowers and Guarantors are not in default in any respect under, or in violation in any material respect of the terms of, any Material Contract.  Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)              Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except that as to Permits required under Environmental Laws, such Permits have been obtained in accordance with Section 8.8(d).  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

(c)               No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for the filing of UCC financing statements and similar instruments.

8.8                                 Environmental Compliance.

(a)               Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors or any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, except for such violations which could not reasonably be expected to result in a Material Adverse Effect, and the operations of Borrowers, Guarantors or any Subsidiary of any Borrower or Guarantor comply in all material respects with all Environmental Laws and all Permits, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect.

(b)              Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, occupational health or safety matter, which could reasonably be expected to have a Material Adverse Effect.

(c)               Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which could be reasonably expected to result in a Material Adverse Effect.

(d)              Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except where the failure to obtain or file could not be reasonably expected to have a Material Adverse Effect.

8.9                                 Employee Benefits.

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification.  Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)              There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which could be reasonably expected to result in any material liability to any Borrower or Guarantor.

(c)               (i)  No ERISA Event has occurred and no condition, event or circumstance exists that could be reasonably expected to result in the occurrence of an ERISA Event; (ii) the current value of the assets of each Plan subject to Title IV of ERISA (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each Borrower and Guarantor and their ERISA Affiliates have not incurred, and no condition, event or circumstance exists that could be reasonably expected to result in, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10                           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.3 hereof.

8.11                           Intellectual Property.  Except as set forth on Schedule 8.11 to the Information Certificate, to the knowledge of any Borrower and Guarantor, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its assets and its business as presently conducted or proposed to be conducted.  As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and have not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  Except as set forth on Schedule 8.11 to the Information Certificate, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights, other than the expiration in the ordinary course of business of any license agreement pertaining to any licensed Intellectual Property and the expiration of any registered Intellectual Property in accordance with its terms.  To the knowledge of any Borrower and Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or, to the knowledge of any Borrower and Guarantor, threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license (other than shrink wrap licenses available in retail stores) or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12                           Subsidiaries; Affiliates; Capitalization; Solvency.

(a)               Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b)              Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares, except as set forth in Schedule 8.12 to the Information Certificate.

(c)               The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as set forth in Schedule 8.12 to the Information Certificate.

(d)              Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder and after giving effect to any rights of contribution which such Borrower may have.

(e)               Sun Capital Partners II, L.P. and/or its Affiliates, Randolph and HIG have, on or before the date hereof, made a cash equity contribution to Parent in an aggregate amount not less than $10,000,000, and the Subordinated Lenders have, on or before the date hereof, made a cash contribution to US Borrower in the form of a subordinated loan in an aggregate amount not less than $4,000,000, and the proceeds of such cash equity capital contribution have been applied to pay the purchase price for the Purchased Stock in accordance with Section 8.17.

8.13                              Labor Disputes.

(a)               Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)              There is (i) no material unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board (or similar Governmental Authority), and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no material strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14                           Restrictions on Subsidiaries.  Except as set forth in Schedule 8.14 hereto and except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15                           Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.  Each Borrower and Guarantor is a party to all contracts necessary for the operation of its business as presently conducted, as conducted immediately prior to the date hereof or as presently proposed to be conducted, except for those the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

8.16                           Payable Practices; Retention of Title.  Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.  As of the date hereof, none of the conditions of supply of any supplier or other creditor of a Borrower or Guarantor include any retention of title or Romalpa provisions which pertain to such Borrower or Guarantor.

8.17                           Acquisition of Purchased Stock.

(a)               The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Agent and consented to in writing by Agent) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments executed and delivered by Sellers (or any of their affiliates or subsidiaries) thereunder, Parent has acquired and has good and marketable title to the Purchased Stock, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

(b)              All actions and proceedings required (if any) of Borrowers or Guarantors by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance by Borrower, Guarantors, Parent and Sellers with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and compliance by Borrowers and Guarantors with the Worker Adjustment and Retaining Notification Act) have been taken, the transactions required thereunder have been duly and validly taken and consummated.

(c)               No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits the consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been commenced or, to any Borrower’s knowledge, threatened, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

(d)              US Borrower has delivered, or caused to be delivered, to Agent, true, correct and complete copies of the Purchase Agreements.

(e)               None of the proceeds of any Loan have been used or shall be used for the purpose of financing the acquisition of any shares of capital stock of US Borrower.  The Parent has used the proceeds of a cash equity contribution contributed by Sun Capital Partners II, L.P. and/or its Affiliates, Randolph and HIG to pay the entire purchase price for the Purchased Stock.

8.18                           Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate (but excluding any financial projections for purposes of this Section 8.18) is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading in any material respect.  No event or circumstance has occurred since December 31, 2002 which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19                           Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this

Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

9.1                               Maintenance of Existence.

(a)               Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently conducted, except as to any Guarantor permitted under Section 9.7.

(b)              No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Articles of Organization or Certificate of Incorporation (or similar organizational documents) of such Borrower or Guarantor providing for the name change certified by the Secretary of State (or similar Governmental Authority) of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)               No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization or jurisdiction of organization.

9.2                                 New Collateral Locations.  US Borrower may open or occupy any new location within the continental United States or the Netherlands, UK Borrower may open or occupy any new location within the United Kingdom and each Guarantor may open or occupy any new location within the United States, in each case, provided, that, such Borrower or Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to perfect and protect its interests in the Collateral at such location.

9.3                                 Compliance with Laws, Regulations, Etc.

(a)               Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including without limitation, ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all Environmental Laws ; provided, that, unless the failure to comply with Environmental Laws could be reasonably expected to have a Material Adverse Effect as determined by Agent in good faith, the failure by any Borrower or Guarantor to comply with Environmental Laws in any material respect shall not constitute a breach of this Section 9.3(a) so long as each of the following conditions have been satisfied as determined by Agent in good faith: (i) such Borrower or Guarantor is promptly and diligently taking actions in accordance with applicable Environmental Laws to cure and remedy such non-compliance to the extent required by Environmental Laws and adequate reserves have been established on the books of such Borrower or Guarantor with respect thereto as required in accordance with GAAP; (ii) such Borrower or Guarantor shall promptly notify Agent in writing of such failure to comply and state whether or not Sellers are liable for losses, costs and expenses in connection with such failure, and (iii) the aggregate amounts incurred (or reasonably expected to be incurred) by Borrowers and Guarantors in connection with such non-compliance (whether remediation costs or otherwise) shall not exceed the US Dollar Equivalent of US$500,000 during any twelve-month period.

(b)              Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any written notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor that is material or required to be reported to a Governmental Authority under any Environmental Law or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent.  Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)               Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is a violation, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any violation, of any Environmental Law in any material respect, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where a violation or alleged violation of such Environmental Laws has occurred as to the subject matter of such violation and prepare and deliver to Agent a report as to the violation setting forth the results of such tests, a proposed plan for responding to any violation of Environmental Laws described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such violation, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)              Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans (“Losses”) except to the extent it is determined pursuant to a final non-appealable order of a court of competent jurisdiction that the Losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent or any Lender.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4                                 Payment of Taxes and Claims.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge when due all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5                                 Insurance.  Each Borrower and Guarantor shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers and

Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance (if such proceeds exceed $10,000 during any calendar year) shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

9.6                                 Financial Statements and Other Information.

(a)               Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrowers and Guarantors shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of US Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of US Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17, 9.18 and 9.19 of this Agreement for such month, (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of US Borrower and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of US Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17, 9.18 and 9.19 of this Agreement for such quarter and (iii) within one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2003, audited consolidated financial statements and unaudited consolidating financial statements of US Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of US Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants (which shall not contain a scope or a going concern qualification) with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of US Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)              Borrowers and Guarantors shall promptly notify Agent in writing (or, solely in the case of clause (vii) below, telephonically) of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than the US Dollar Equivalent of US$200,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended in any material adverse respect or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of the US Dollar Equivalent of US$200,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default and (vii) any material events, developments or occurrences with respect to the EAW Fire Proceeding.

(c)               Promptly upon becoming aware of the same, Borrowers and Guarantors shall notify Agent in writing of any supplier or other creditor whose arrangements include any retention of title liens or other rights with respect to any goods supplied to any Borrower or Guarantor.  Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc. or similar securities commission or exchange.

(d)              Borrowers and Guarantors shall furnish or cause to be furnished to Agent annual projected financial statements (prepared on a monthly basis) and such other budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request.  Agent and Lenders acknowledge that any financial projections and forecasts delivered by any Borrower or Guarantor (i) may contain projected results which could differ from the actual results and (ii) will be prepared by such Borrower or Guarantor in good faith, based upon assumptions that are reasonable in light of the circumstances existing at the time such financial projections or forecasts are prepared.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or, subject to Section 13.9, to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7                                 Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower and Guarantor shall not directly or indirectly,

(a)               merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Guarantor may merge with and into or consolidate with any other Guarantor, provided, that, each of the following conditions is satisfied as determined by Agent in good faith:  (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Guarantors to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b)              sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i)                           sales of Inventory in the ordinary course of business,

(ii)                        the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of the US Dollar Equivalent of US$500,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree ; provided, that, all Net Cash Proceeds from any such sale or other disposition shall be promptly paid to Agent to be applied to the outstanding principal amount of Revolving Loans, which amounts may be reborrowed in accordance with the terms hereof,

(iii)                     the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and

(iv)                    the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(c)               wind up, liquidate or dissolve except that any Guarantor may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations,  (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor to a Borrower,  (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d)              agree to do any of the foregoing; provided, that, nothing in this Section 9.7(d) shall prohibit any Borrower or Guarantor from entering into a non-binding letter of intent with respect to any of the foregoing.

9.8                                 Encumbrances.  Each Borrower and Guarantor shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a)               the security interests and liens of Agent for itself and the benefit of Lenders with respect to the assets of Borrowers and Guarantors (other than UK Borrower) and the equitable assignment and fixed and floating charges of Agent with respect to the assets of UK Borrower;

(b)              liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)               non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s or Guarantor’s business to the extent: (i) such liens secure

Indebtedness or other liabilities which are not overdue, (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor (including, to the extent permissible under Dutch law, preventive measures and subsequent court proceedings and hearings to prevent such liens from existing or (iii) such liens secure Indebtedness or liabilities which are not overdue and which consist of rights of retention or other rights of priority of a warehouseman arising under operation of Dutch law with respect to goods of US Borrower located in the Netherlands, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; provided, that, notwithstanding anything in this Agreement to the contrary, no Borrower or Guarantor shall grant, pledge or create a possessory right of pledge in any of its assets under the laws of the Netherlands;

(d)              zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)               purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)                 pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g)              pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h)              liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)                  judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j)                  liens and security interests of U.S. Bank National Association on the assets of US Borrower, Mackie Manufacturing and SIA to secure the Indebtedness permitted by Section 9.9(k) hereof; provided, that such liens and security interests shall be subordinate and junior to the liens and security interests of Agent and shall otherwise be subject to the terms of the Intercreditor Agreement;

(k)               the replacement of any lien or security interest permitted by Section 9.8(j) hereof on the same property subject to the lien so replaced without any increase in the amount or change in the obligors of the Indebtedness secured thereby; provided, that, (A) any such lien or security interest shall not secure any Indebtedness or other liabilities except for the Indebtedness permitted by Section 9.9(i) hereof and (B) the Agent shall have received an intercreditor agreement, substantially in the form of the Intercreditor Agreement (or otherwise acceptable to Agent), duly authorized, executed and delivered by the holder or holders of such lien or security interest;

(l)                  liens and security interests of the Warehouseman on the Inventory of US Borrower which is in the possession or control of the Warehouseman solely to the extent: (i) such liens and security interests secure accrued and unpaid fees and charges that are owing by US Borrower to the Warehouseman and (ii) such fees and charges are not overdue.

(m)            the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9                                 Indebtedness.  Each Borrower and Guarantor shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) any Indebtedness, except:

(a)               the Obligations;

(b)              purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed the US Dollar Equivalent of US$2,500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower or Guarantor other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)               guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;

(d)              the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor or any of its Subsidiaries permitted under Section 9.10(g) or (h) hereof;

(e)               unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f)                 the Indebtedness of US Borrower to the Subordinated Lenders as evidenced by the Subordinated Notes (as in effect on the date hereof); provided, that, each of the following conditions is satisfied as determined by Agent:

(i)                           the aggregate original principal amount of such Indebtedness shall not exceed US$4,000,000 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof,

(ii)                        such Indebtedness shall be on terms and conditions acceptable to Agent and Agent shall have received true, correct and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, including the Subordinated Notes, each as duly authorized, executed and delivered by the parties thereto,

(iii)                     Agent shall have received each Subordination Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the parties thereto,

(iv)                    such Indebtedness shall be at all times unsecured,

(v)                       Borrowers and Guarantors shall not, and shall not permit any of their Subsidiaries to, make any payments with respect to such Indebtedness except (A) US Borrower may make regularly scheduled non-cash capitalized interest payments in respect of such Indebtedness in accordance with the terms of the Subordinated Note as in effect on the date hereof, in the form of additional indebtedness having substantially the same terms and (B) US Borrower may convert any or all of the principal amount of such Indebtedness into shares of capital stock of US Borrower which by its terms could not be subject to redemption, repurchase, retirement, defeasance or sinking fund payments or the payment of cash dividends (whether at the request of any holder of such capital stock or otherwise) other than at the voluntary election of US Borrower,

(vi)                    such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(vii)                 Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g)              Indebtedness of Borrowers and Guarantors under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate exchange agreements or similar contractual arrangements intended to protect such Person against fluctuations in interest rates and currency swap agreements, forward currency purchase agreements or similar contractual arrangements intended to protect such Person against fluctuations in currency exchange rates; provided, that, (i) such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than the US Dollar Equivalent of US $250,000,000 and are not for speculative purposes and (ii) such Indebtedness shall be unsecured (but such Indebtedness may be supported by Letter of Credit Accommodations issued pursuant to Section 2.2);

(h)              the Indebtedness set forth on Schedule 9.9 to the Information Certificate which is not otherwise permitted under this Section 9.9; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be,

(i)                  Indebtedness of Borrowers and Guarantors which refinances in full the Indebtedness permitted under Section 9.9(k) (the “Refinanced Indebtedness”), provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (i) the aggregate principal amount of such Indebtedness shall not exceed the outstanding principal amount of the Refinanced Indebtedness, (ii) Borrowers and Guarantors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make (or be required to make) any payments in respect of such Indebtedness other than payments of amounts which would have otherwise been payable in respect to the Indebtedness permitted under Section 9.9(k), (iii) the terms and conditions of such Indebtedness shall not be more restrictive or onerous than those contained in the Junior Loan Documents as in effect on the date hereof, (iv) Agent shall have received an intercreditor agreement, substantially in the form of the Intercreditor Agreement (or otherwise acceptable to Agent), duly authorized, executed and delivered by the holder or holders of such Indebtedness, (v) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrowers or Guarantors to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as Agent may request with respect thereto, (vi) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (vii) all of the net proceeds of the loans or other accommodations giving rise to such Indebtedness remaining after the repayment of the Refinanced Indebtedness shall be paid to Agent for application to the Obligations in such order as Agent may determine, (viii) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or  redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (ix) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(j)                  unsecured Indebtedness of US Borrower arising pursuant to the redemption by US Borrower of its common stock in accordance with Section 9.11(d); provided, that, (i) the aggregate principal amount of such Indebtedness incurred in any fiscal year shall not exceed the amount expressly permitted in Section 9.11(d), (ii) no Borrower or Guarantor shall make, or be required to make, any payments in respect of such Indebtedness other than regularly scheduled payments of interest at a rate per annum not to exceed the Prime Rate plus 2%, (iii) Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, duly executed and delivered by the holder or holders of such Indebtedness, (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto except, that, the Borrowers and Guarantors may, after prior written notice to the Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (v) Borrowers and Guarantors shall furnish to the Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(k)               the Indebtedness of US Borrower, Mackie Manufacturing and SIA to U.S. Bank National Association as evidenced by the Junior Loan Documents (as in effect on the date hereof); provided, that, each of the following conditions is satisfied as determined by Agent:

(i)                           the aggregate original principal amount of such Indebtedness shall not exceed US$11,000,000 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof,

(ii)                        such Indebtedness shall be on terms and conditions acceptable to Agent and Agent shall have received true, correct and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as duly authorized, executed and delivered by the parties thereto,

(iii)                     Agent shall have received the Intercreditor Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the parties thereto,

(iv)                    Borrowers and Guarantors shall not, and shall not permit any of their respective Subsidiaries to, make any payments with respect to such Indebtedness except for payments expressly permitted by the terms of Section 3.2 of the Intercreditor Agreement;

(v)                       Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrowers or Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(vi)                    Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(l)                  the Indebtedness of US Borrower to KBC Bank, N.V. as evidenced by the Belgian Guarantee (as in effect on the date hereof); provided, that, each of the following conditions is satisfied as determined by Agent:

(i)                           the aggregate maximum principal amount of such Indebtedness shall not exceed 580,000 Euros less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest, fees and expenses,

(ii)                        such Indebtedness shall be unsecured  and Agent shall have received true, correct and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as duly authorized, executed and delivered by the parties thereto,

(iii)                     Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrowers or Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(iv)                    Borrowers and Guarantors shall furnish to Agent all demands and material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

(m)            Indebtedness of US Borrower arising pursuant to the redemption by US Borrower of its common stock in accordance with Section 9.11(d); provided, that, (i) the aggregate principal amount of such Indebtedness incurred in any fiscal year shall not exceed $1,000,000 (plus any non-cash capitalized interest on any such outstanding Indebtedness to the extent permitted by clause (ii) below), (ii) no Borrower or Guarantor shall make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement except for regularly scheduled non-cash capitalized interest payments in respect of such Indebtedness, (iii) the Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto except, that, the Borrowers and Guarantors may, after prior written notice to the Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iv) such Indebtedness shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (v) Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by each holder of such Indebtedness and (vi) the Borrowers and Guarantors shall furnish to the Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.10                           Loans, Investments, Etc.  Each Borrower and Guarantor shall not directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)               the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)              investments in cash or Cash Equivalents, provided, that, except for investments in cash in an amount not at any time to exceed the US Dollar Equivalent of US$100,000 maintained in a bank account of US Borrower located in Japan, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.3 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)               the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d)              loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of the US Dollar Equivalent of US$250,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e)               stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(f)                 obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed; and

(g)              loans by US Borrower or a Guarantor to another Borrower or Guarantor or to the Specified Foreign Subsidiaries after the date hereof, provided, that,

(i)                           as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii)                        as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(iii)                     as to loans by US Borrower to a Guarantor or another Borrower or to the Specified Foreign Subsidiaries, as of the date of any such loan and after giving effect thereto, (A) the Excess Availability of US Borrower shall be not less than the US Dollar Equivalent of US$1,500,000, (B) no loans may be made by US Borrower to UK Borrower at any time if the Excess Availability of UK Borrower is greater than zero at such time, (C) the aggregate outstanding principal amount of all loans made by US Borrower to UK Borrower shall not exceed the US Dollar Equivalent of US $3,000,000 at any time and the proceeds of all such loans shall be used by UK Borrower solely to pay its obligations and liabilities that are then due and payable and (D) no such loans may be made to Mackie Designs (France) S.A. or Mackie Designs (Deutschland) GmbH at any time on or after the Triggering Date;

(iv)                    as to loans by US Borrower or a Guarantor to the Specified Foreign Subsidiaries, as of the date of any such loan and after giving effect thereto, (A) all of the Specified Foreign Subsidiaries (taken as a whole) shall not have cash or Cash Equivalents in excess of the US Dollar Equivalent of US$750,000 for more than five consecutive Business Days, (B) the aggregate outstanding principal amount of all such loans to the Specified Foreign Subsidiaries shall not exceed the US Dollar Equivalent of US$4,700,000 at any time, (C) at all times on and after the Triggering Date the aggregate outstanding principal amount of all such loans to Mackie Designs (Netherlands) B.V. shall not exceed the US Dollar Equivalent of US$2,800,000 and (D) any such loans to a Specified Foreign Subsidiary shall be used solely for its working capital purposes (excluding payments in respect of Indebtedness); provided, that, nothing contained in Section 9.10(g) shall restrict or otherwise limit the ability of the Specified Foreign Subsidiaries to pay cash interest in respect of such loans or non-cash capitalized interest payments in respect of such loans in the form of additional indebtedness owing by the Specified Subsidiaries,;

(h)              loans to a Borrower or Guarantor by a Subsidiary thereof that is neither a Borrower or Guarantor, provided, that, as to all such loans, (i) within thirty (30) days after the end of each fiscal month, Borrowers and Guarantors shall provide to Agent a report in form satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (iii) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower or Guarantor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary, and (iv) such Borrower or Guarantor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement.

(i)                  the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(j)                  the formation of new Subsidiaries incorporated or formed outside of the United States of America or any state thereof; provided, that (i) no Borrower or Guarantor shall at any time make any capital contributions or investments or other payments to or in or for the benefit of any such Subsidiaries and (ii) no Borrower or Guarantor shall have any liability (whether by contract, operation of law or otherwise) in respect of the indebtedness and obligations of any such Subsidiary;

(k)               loans by UK Borrower to the Subsidiaries of US Borrower that are incorporated or formed outside of the United States of America or any state thereof; provided, that (i) the proceeds of such loans shall be immediately used by such Subsidiaries to pay obligations and other liabilities owing to US Borrower by such Subsidiaries, whether or not then due and payable, (ii) the proceeds of such loans shall be remitted by UK Borrower directly to US Borrower (it being understood that no such Subsidiaries shall receive any cash proceeds of such loans at any time); and (iii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument unless the single original of such note or other instrument is promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(l)                  loans and advances made prior to the date hereof and outstanding as of the date hereof (i) to Mackie Designs (Netherlands) B.V. in the aggregate principal amount of US$1,300,000 and (ii) to Mackie Designs Engineering Services BVBA in the aggregate principal amount of US$660,000;

(m)            sales of goods by any Borrower or Guarantor in the ordinary course of business (whether for cash or on credit) so long as any such sale and any such credit do not contravene or breach any other terms or provisions of this Agreement; and

(n)              the payment by US Borrower to KBC Bank N.V. pursuant to the Belgian Guaranty, to the extent permitted by Section 9.9(l), together with any rights of subrogation arising in favor of US Borrower as a result of such payment

9.11                           Dividends and Redemptions.  Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)               any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)              Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c)               any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower; and

(d)              US Borrower may repurchase Capital Stock consisting of its common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor either in cash or in the form of Indebtedness permitted under Section 9.9(j), (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, (iv) the aggregate amount of all cash payments for such repurchases in any fiscal year shall not exceed the US Dollar Equivalent of US$250,000 and (v) the aggregate amount of all payments for such repurchases through the incurrence of subordinated Indebtedness shall not exceed the US Dollar Equivalent of US$1,000,000 in any fiscal year;

9.12                           Transactions with Affiliates.  Each Borrower and Guarantor shall not, directly or indirectly:

(a)               purchase, acquire or lease any property or services from, or sell, transfer or lease any property or services to, any officer, director or other Affiliate of such Borrower or Guarantor, except (i) for transfers of property expressly permitted under Section 9.7 and loans and investments expressly permitted under Sections 9.9 and 9.10 and (ii) except for transfers in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; provided, that, with respect to accounts receivables of a Borrower or Guarantor owing by an Affiliate thereof and existing on the date hereof, the payment terms for such account receivables offered by Borrowers and Guarantors may be longer than the payment terms offered by Borrowers and Guarantors to unaffiliated account debtors; or

(b)              make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor, except:

(i)                  reasonable compensation to officers, employees and directors for services rendered to any Borrower or Guarantor in the ordinary course of business;

(ii)               payments by a Borrower or Guarantor to Sun Capital of a management fee in an aggregate amount per calendar quarter not to exceed the greater of six (6%) percent of EBITDA of US Borrower and its Subsidiaries for such fiscal quarter and US Dollar Equivalent of US$100,000 (the “Quarterly Amount”); provided, that, as to any such payment, as of the date of such payment and after giving effect thereto, (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) the aggregate Excess Availability of Borrowers for the thirty (30) consecutive days immediately preceding the date of such payment, and the aggregate Excess Availability of Borrowers on the date of any such payment and after giving effect thereto, shall, in each case, be not less than the US Dollar Equivalent of US$1,500,000; provided, further, that, if the aggregate amount of management fees paid by Borrowers and Guarantors under this clause (ii) during any calendar quarter is less than the Quarterly Amount for such fiscal quarter, then the Quarterly Amount for the succeeding fiscal quarters shall be increased by the amount equal to such shortfall until such shortfall is paid in full to Sun Capital pursuant to this Section 9.12(b)(ii); and

(iii)            reimbursement of reasonable out-of-pocket costs and expenses incurred by Sun Capital and its Affiliates for the direct benefit of Borrowers and Guarantors in the ordinary course of and pursuant to the reasonable requirements of their business; provided that, as of the date of such reimbursement and after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom.

9.13                           Compliance with ERISA.  Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14                           End of Fiscal Years; Fiscal Quarters.  Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31, of each year and (b) fiscal quarters to end on March, 31, June 30, September 30 and December 31 of each year.

9.15                           Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16                           Limitation of Restrictions Affecting Subsidiaries.  Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor which is also a Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any such Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any such Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any such Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any such Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any such Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by any such Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) customary provisions in license agreements restricting assignments or transfers of the rights of a licensee under such license agreement and (vii) the extension, refinancing, or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension, refinancing or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended, refinanced or continued.

9.17                           EBITDA.  US Borrower and its Subsidiaries shall not permit the EBITDA of US Borrower and its Subsidiaries, for each period set forth below, to be less than the amount listed opposite such period:

Period	Amount

4/1/03 - 6/30/03	$1,397,000

4/1/03 - 9/30/03	$3,044,000

4/1/03 - 12/31/03	$5,919,000

4/1/03 - 3/31/04	$7,797,000

7/1/03 - 6/30/04	$8,581,000

10/1/03 - 9/30/04	$8,963,000

1/1/04 - 12/31/04	$8,822,000

4/1/04 - 3/31/05	$8,282,000

7/1/04 - 6/30/05	$8,996,000

10/1/04 - 9/30/05	$9,153,000

1/1/05 - 12/31/05	$9,375,000

4/1/05 - 3/31/06	$8,770,000

Each twelve-month period thereafter ending on the last day of each calendar quarter	$8,770,000

9.18                           Capital Expenditures.  US Borrower and its Subsidiaries shall not directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in any fiscal year of US Borrower and its Subsidiaries in excess of $4,000,000 such fiscal year (the “Base Amount”); provided, that, if the aggregate amount of Capital Expenditures expended by US Borrower and its Subsidiaries during any fiscal year, commencing with the fiscal year ending December 31, 2003, is less than the Base Amount for such fiscal year, then the amount of Capital Expenditures permitted to be expended hereunder in the immediately succeeding fiscal year shall be increased by the lesser of (a) such shortfall and (b) 50% of such Base Amount.

9.19                           Excess Availability.  Borrowers shall, at all times, maintain aggregate Excess Availability of not less than the US Dollar Equivalent of US$1,500,000 (inclusive of the Term Loan Amortization Reserve).

9.20                           License Agreements.

(a)               Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.20(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than fifteen (15) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)              Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder.  Any sums so paid by Agent shall constitute part of the Obligations.

9.21                           After Acquired Real Property.  If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature that can be perfected by the filing of a mortgage, deed of trust or deed to secure debt and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than the US Dollar Equivalent of US$200,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a perfected lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may in good faith require in connection therewith.

9.22                           New Subsidiaries.  If Borrower or any Guarantor shall form or acquire any Subsidiary on or after the date hereof, (a) Borrower or such Guarantor shall promptly cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, (i) an absolute and unconditional guarantee of payment of any and all present and future Obligations, (ii) a security agreement granting to Agent, for the ratable benefit of Lenders, a first security interest and lien on all of the assets of such Subsidiary (except as otherwise consented to by Agent in writing), (iii) related Uniform Commercial Code Financing Statements (and similar lien registrations), and (iv) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing indebtedness of such new Subsidiary to Agent and Lenders, and (b) promptly upon Agent’s request (i) Borrower or such Guarantor shall execute and deliver to Agent in form and substance satisfactory to Agent, a pledge and security agreement granting to Agent, for the ratable benefit of Lenders, a pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary, and (ii) such Borrower or Guarantor shall deliver to Agent the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a partnership or limited liability company) together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a partnership or limited liability company) ; provided, that, (x) any Subsidiary of Borrower or

Guarantor that is not incorporated or formed under the United States of America or a political subdivision thereof shall not be required to guaranty or pledge its assets to secure any Obligations other than the Obligations of UK Borrower and (y) to secure the Obligations of Borrowers and Guarantors (other than UK Borrower) the pledge of shares of Capital Stock of any Subsidiary of a Borrower or Guarantor that is not incorporated or formed under the United States of America or a political subdivision thereof shall not exceed sixty-five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary.

9.23                           Bills of Lading and Other Documents of Title.  In the event that any Inventory which would otherwise be Eligible Inventory located outside the United States of America or outside the Dutch Warehouse which is in transit to premises of a Customs Broker in the United States or premises of US Borrower in the United States of America as described in the definition of Eligible Inventory, constitutes Eligible Inventory then (a) US Borrower shall cause all bills of lading and other documents of title relating to goods being purchased by it which are outside the United States and in transit to such premises to name US Borrower as consignee, unless and until Agent may direct otherwise; (b) at such time and from time to time as Lender may direct, US Borrower shall cause Agent or such other financial institution or other person as Agent may specify to be named as consignee; (c) without limiting any other rights of Agent hereunder, Agent shall have the right to endorse and negotiate on behalf of, and as attorney-in-fact for, US Borrower any bill of lading or other document of title with respect to such goods naming US Borrower as consignee to Agent; (d) there shall be three (3) originals of each of such bill of lading or other document of title which unless and until Agent shall direct otherwise, shall be delivered as follows: (i) one (1) original to such Customs Broker as US Borrower may specify (so long as Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker), and (ii) two (2) originals to Agent or to such other person as Agent may designate for such purpose; and (e) US Borrower shall cause all bills of lading or other documents of title relating to goods purchased by US Borrower which are outside the United States and in transit to the premises of US Borrower or the premises of a Customs Broker in the United States to be issued in a form so as to constitute negotiable documents as such term is defined in the UCC.

9.24                           Dissolution of Certain Subsidiaries.  Borrowers and Guarantors shall, on or before one hundred eighty (180) days after the date hereof, cause each Inactive Domestic Subsidiary to (a) dissolve in accordance with the requirements of all applicable laws and regulations and (b) assign all assets of such Subsidiary to its shareholders.  Borrowers and Guarantors shall use commercially reasonable efforts to cause each of Mackie Designs (France) S.A. and Mackie Designs (Deutschland) GmbH to (i) dissolve in accordance with the requirements of all applicable laws and regulations and (ii) assign all assets of such Person to its shareholders.

9.25                           Italian Affiliated Accounts Payable.  Borrowers and Guarantors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make any payments with respect to the Italian Affiliated Accounts Payable except for Italian Affiliated Accounts Payable that are unpaid for more than ninety (90) days after the original invoice date for them.

9.26                              Costs and Expenses.  Borrowers and Guarantors shall pay to Agent and Lenders on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and Lenders during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at the rate of US$750 per person per day for Agent’s examiners in the field and office; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing; provided, that, Borrowers and Guarantors shall not be required to pay for the Updated Inventory Appraisal.

9.27                           Further Assurances.  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied.  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

10.1                              Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)               (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)              any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)               any Obligor revokes or terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)              one or more judgments for the payment of money is or are rendered against any Borrower or Obligor in excess of the US Dollar Equivalent of US$375,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of the US Dollar Equivalent of US$375,000; provided, that, this clause (d) shall not apply to judgments, injunctions, attachments, garnishments or executions in connection with the EAW Fire Proceeding;

(e)               any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)                 any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)              a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute or under any bankruptcy or insolvency laws of  The Netherlands or the United Kingdom (including the Insolvency Act of 1986) or any similar law or statue of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)              a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statue or under any bankruptcy or insolvency laws of The Netherlands or the United Kingdom (including the Insolvency Act of 1986) or any similar law or statue of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i)                  any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of the US Dollar Equivalent of US$375,000, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j)                  any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)               an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of the US Dollar Equivalent of US$375,000;

(l)                  any Change of Control shall occur;

(m)            the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Obligor of which any Borrower, Obligor or Agent receives notice, in either case, as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of US Dollar Equivalent of US$375,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(n)              there shall occur any event, development or condition that would constitute or have a Material Adverse Effect after the date hereof;

(o)              any bank at which any deposit account of any Borrower or Guarantor is maintained shall fail to comply with any of the material terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Borrower or Guarantor shall fail to comply with any of the material terms of any Investment Property Control Agreement to which such person is a party;

(p)              any Governmental Authority in The Netherlands or Italy shall have the right to levy on or otherwise seize any assets of any Borrower as a result of the failure by any Borrower to pay any wage, salary, tax, levy or other assessment when due;

(q)              (i) one or more judgments in connection with the EAW Fire Proceeding for the payment of money is or are rendered against any Borrower or Obligor in excess of the US Dollar Equivalent of US$1,000,000 in the aggregate ( but only to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment or portion of such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment in connection with the EAW Fire Proceeding other than for the payment of money, or injunction, attachment, garnishment or execution in connection with the EAW Fire Proceeding is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of the US Dollar Equivalent of US$1,000,000 or (ii) Borrowers or Guarantors shall be liable in respect of the EAW Fire Proceeding (whether by settlement agreement or otherwise) in an aggregate amount in excess of the US Dollar Equivalent of $1,000,000; provided, that, no such judgment, injunction, attachment, garnishment, execution or liability shall constitute an Event of Default under this clause (q) if (A) as of the date of the occurrence of any of the foregoing, the aggregate Excess Availability of Borrowers shall not be less than the sum of the amount of any of the foregoing plus the US Dollar Equivalent of US$4,000,000 and (B) after giving effect to any payment in respect of any of the foregoing, the aggregate Excess Availability of Borrowers shall not be less than the US Dollar Equivalent of US$4,000,000;

(r)                 the aggregate outstanding amount of Past Due Affiliated Accounts Receivable shall exceed the US Dollar Equivalent of $500,000 at any time; or

(s)               there shall be an event of default (after applicable grace periods, if any) under any of the other Financing Agreements.

10.2                              Remedies.

(a)               At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b)              Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vii) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the aggregate undrawn amount of the Letter of Credit Accommodations outstanding plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c)               At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations,  (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d)              To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law and to the extent not prohibited by Section 9-602 of the UCC), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e)               For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f)            Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due.  Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(g)         Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1                           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)          The validity, interpretation and enforcement of this Agreement and the Financing Agreements (other than the Financing Agreements which are expressly stated to be governed by other laws) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

(b)         Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Dade County, Florida and the United States District Court for the Southern District of Florida, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)          Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.

(d)         BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)          Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Each Borrower and Guarantor:  (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2                           Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3                           Amendments and Waivers.

(a)          Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i)            reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii)         increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)      release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv)     reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v)        consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)     amend, modify or waiver any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii)  increase the advance rates constituting part of the Borrowing Base (in excess of the advance rates set forth in the definition of “Borrowing Base” as in effect on the date hereof), without the consent of Agent and all of Lenders.

(b)         Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)          Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that any Borrower or Guarantor requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Administrative Borrower, Agent and the Required Lenders, Administrative Borrower and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for  the termination of the Commitment of each of the Minority Lenders,  the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment,  if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and  the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Required Lenders may determine to be appropriate.

(d)         The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

11.4                           Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5                           Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).   To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.6                           Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent and Lenders on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers shall indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

SECTION 12.  THE AGENT

12.1                           Appointment, Powers and Immunities.  Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender (except to the extent specifically provided in the Financing Agreements that are governed by the laws of England and Wales); (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2                           Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by all of Lenders as is required under the circumstances described herein and Required Lenders in all other matters and such instructions of Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3                           Events of Default.

(a)          Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a

Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b)         Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4                           Congress in its Individual Capacity.  With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder.  Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5                           Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6                           Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7                           Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8                           Additional Loans.  Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to each Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to each Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(iii) hereof then outstanding, shall not exceed the aggregate amount equal to the US Dollar Equivalent of US$2,850,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

12.9                           Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10                     Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)          is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and monthly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b)         expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)         agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.9 hereof, and not to distribute or use any Report in any other manner.

12.11                     Collateral Matters.

(a)          Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations.  Special Agent Advances shall be repayable on demand and be secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Agent shall notify each Lender and Administrative Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance.  Without limitation of its obligations pursuant to Section 6.13, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Revolving Loans consisting of Prime Rate Loans.

(b)         Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than the US Dollar Equivalent of US$1,000,000 or (v) if approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)          Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and  such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)         Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e)          Upon any sale or transfer of Collateral to a Person that is not a Borrower or Guarantor which is expressly permitted pursuant to the terms of this Agreement or any other Financing Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by Administrative Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to such Loan Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was so sold or transferred, provided that (i) Agent shall not be required to execute any such document on terms which, in such Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers and Guarantors in respect of) all interests retained by Borrowers and Guarantors, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(f)            Upon any sale or transfer of all of the issued and outstanding Capital Stock of a Borrower or Guarantor to a Person that is not a Borrower or Guarantor or an Affiliate thereof which is expressly permitted pursuant to the terms of this Agreement or any other Financing Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by Administrative Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of such Borrower or Guarantor from the Financing Agreements to which it is a party, provided that (i) Agent shall not be required to execute any such document on terms which, in such Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Borrower or Guarantor without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations of or any Liens upon the assets of the other Borrowers and Guarantors or the Liens upon the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

12.12                     Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13                     Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS

13.1                           Term.

(a)          This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the “Expiration Date”); provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default; provided, that, in each case, this Agreement and all other Financing Agreements must be terminated simultaneously.  Upon the Expiration Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations (other than unasserted contingent indemnification obligations) and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Miami, Florida time.

(b)         No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c)          If for any reason this Agreement is terminated prior to the third anniversary of the date hereof, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders in accordance with their respective Pro Rata Shares, upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period

(i) 2% of Maximum Credit	From the date hereof to and excluding the first anniversary of the date hereof

(ii) 1% of Maximum Credit	From and after the first anniversary of the date hereof to and excluding the second anniversary of the date hereof

(iii) .50% of Maximum Credit

from and after the second anniversary of the date hereof to and excluding the third anniversary of the date hereof or if the term of this Agreement is extended, at any time prior to the end of the then current term

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing.  In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code.  The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

13.2                           Interpretative Provisions.

(a)          All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)         All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)          All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)         The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)          The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)            An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)         For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in Euros, Sterling, or other currency of any amount in US Dollars, and the equivalent other than US Dollars of any amount in Euros, Sterling or other currency, shall be determined pursuant to the Currency Exchange Convention.

(h)         All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(i)             Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of US Borrower most recently received by Agent prior to the date hereof.

(j)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(k)          Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(l)             The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)       This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(n)         This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3                           Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:		Mackie Designs Inc.
16220 Woodinville-Redmond Rd., N.E.
Woodinville, Washington 98072
Attention: Chief Financial Officer
Telephone No.: (425) 487-4333
Telecopy No.: (425) 892-6595

with a copy to:		Sun Mackie, LLC
5200 Town Center Circle, Suite 470
Boca Raton, Florida 33486
	Attention:	Marc J. Leder, Rodger R. Krouse
and C. Deryl Couch
Telephone No.: (561) 394-0550
Telecopy No.: (561) 394-0540

with a copy to:		Kirkland & Ellis
200 East Randolph
Chicago, Illinois 60601
Attention: Francesco Penati, Esq.
Telephone No.: (312) 861-3053
Telecopy No.: (312) 861-2200

If to Agent:		Congress Financial Corporation (Florida)
777 Brickell Avenue
Miami, Florida 33131

Attention: Portfolio Manager
Telephone No.: 305-371-6671
Telecopy No.: 305-371-9456

13.4                           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5                           Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.6 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.6                           Assignments; Participations.

(a)          Each Lender may assign all or, if less than all, a portion equal to at least the US Dollar Equivalent of US$5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) each such assignment by a Lender shall be of a uniform (and not a varying) percentage of all rights and obligations in respect of the Revolving Loans, Term Loans and Commitments of such Lender and (iii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of US$5,000.

(b)         Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this

Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,  the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)         By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g)         Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.7                           Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.8                           Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.9                           Confidentiality.

(a)          Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent or such Lender is a party relating to this Agreement, (iv) to any Lender or any Affiliate of any Lender or to any Participant (or prospective Lender or Participant) so long as such Lender or Participant (or prospective Lender or Participant) shall have been instructed to treat such information as confidential in accordance with this Section 13.9, or (v) to counsel for Agent or any Participant or Lender (or prospective Participant or Lender so long as clause (iv) of this Section is satisfied as to such person).

(b)         In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, statute, rule or regulation to the extent Agent determines in good faith that it will not create any risk of liability to Agent or such Lender, that Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s reasonable expenses, cooperate with Administrative Borrower in reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)          In no event shall this Section 13.9 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or Guarantor or any third party, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender from a person other than any Borrower or Guarantor, (iii) require Agent or any Lender to return any materials furnished by any Borrower or Guarantor to Agent or (iv) prevent Agent from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent and Lenders under this Section 13.9 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.10                     Liability of UK Borrower.  Notwithstanding anything to the contrary contained herein or in any other Financing Agreements (including Sections 6.4, 6.5, 6.12, 9.25 and 11.6), UK Borrower

shall not be jointly and severally liable for the Obligations of US Borrower or any Guarantor to Agent and Lenders; it being understood that UK Borrower shall be liable for the Obligations of UK Borrower to Agent and Lenders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

MACKIE DESIGNS INC.

By:	/s/ James T. Engen

Title:	President & CEO

MACKIE DESIGNS UK PLC

By:	James T. Engen

Title:	Director

By:	Tony Williams

Title:	Director

GUARANTORS

MACKIE DESIGNS MANUFACTURING, INC.

By:	/s/ James T. Engen

Title:	President

SIA SOFTWARE COMPANY, INC.

By:	/s/ James T. Engen

Title:	President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

MACKIE INVESTMENT CO.

By:	/s/ James T. Engen

Title:	President & CEO

AGENT

CONGRESS FINANCIAL CORPORATION (FLORIDA), as Agent

By:	Daniel Cott

Title:	Sr. Vice President

LENDER

CONGRESS FINANCIAL CORPORATION (FLORIDA)

By:	Daniel Cott

Title:	Sr. Vice President

Commitment: US$28,500,000